Exhibit 10.2

 LOAN AND SECURITY AGREEMENT

Dated as of October 30, 2015

Among

Great Rock Capital Partners Management, LLC, as Agent,

The Lenders From Time to Time Party Hereto,

as Lenders,

Sypris Solutions, Inc.

Sypris Data Systems, Inc.

Sypris Electronics, LLC

Sypris Technologies, Inc.

Sypris Technologies International, Inc.

Sypris Technologies Kenton, Inc.

Sypris Technologies Marion, LLC

Sypris Technologies Mexican Holdings, LLC

Sypris Technologies Northern, Inc.

Sypris Technologies Southern, Inc.,

as Borrower

and

Sypris Technologies Toluca, S.A. de C.V.,

Sypris Technologies México, S. de R.L. de C.V.,

as Guarantors

Amended and Restated Loan and Security Agreement

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Amended and Restated Loan and Security Agreement

	4.7	Inventory.	15
	4.8	Access to Collateral, Books and Records	15
	4.9	Appraisals	15

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.		16

	5.1	Existence and Authority	16
	5.2	Names; Trade Names and Styles	16
	5.3	Title to Collateral; Third Party Locations; Permitted Liens	17
	5.4	Accounts and Chattel Paper	18
	5.5	Electronic Chattel Paper	18
	5.6	Capitalization; Investment Property.	18
	5.7	Commercial Tort Claims	19
	5.8	Jurisdiction of Organization; Location of Collateral	20
	5.9	Financial Statements and Reports; Solvency.	20
	5.10	Tax Returns and Payments; Pension Contributions	21
	5.11	Compliance with Laws; Intellectual Property; Licenses.	21
	5.12	Litigation	23
	5.13	Use of Proceeds	23
	5.14	Insurance.	23
	5.15	Financial, Collateral and Other Reporting / Notices	24
	5.16	Litigation Cooperation	26
	5.17	Maintenance of Collateral, Etc	26
	5.18	Material Contracts	27
	5.19	No Default	27
	5.20	No Material Adverse Change	27
	5.21	Full Disclosure	28
	5.22	Sensitive Payments	28
	5.23	[Solutions]	28
	5.24	[Subordinated Debt.	28
	5.25	Negative Covenants	29
	5.26	Financial Covenants	30

6.	RELEASE, LIMITATION OF LIABILITY AND INDEMNITY.		31

	6.1	Release	31
	6.2	Limitation of Liability	31
	6.3	Indemnity/Currency Indemnity.	31

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Amended and Restated Loan and Security Agreement

7.		EVENTS OF DEFAULT AND REMEDIES.	32

	7.1	Events of Default	32
	7.2	Remedies with Respect to Lending Commitments/Acceleration/Etc	35
	7.3	Remedies with Respect to Collateral	35

8.		LOAN GUARANTY.	41

	8.1	Guaranty	41
	8.2	Guaranty of Payment	41
	8.3	No Discharge or Diminishment of Loan Guaranty.	41
	8.4	Defenses Waived	42
	8.5	Rights of Subrogation	42
	8.6	Reinstatement; Stay of Acceleration	42
	8.7	Information	42
	8.8	Termination	42
	8.9	Maximum Liability	43
	8.10	Contribution	43
	8.11	Liability Cumulative	44

9.		PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES.	44

10.		GENERAL PROVISIONS.	46

	10.1	Notices.	46
	10.2	Severability	48
	10.3	Integration	48
	10.4	Waivers	48
	10.5	Amendment	48
	10.6	Time of Essence	50
	10.7	Expenses, Fee and Costs Reimbursement	50
	10.8	Benefit of Agreement; Assignability	50
	10.9	Recordation of Assignment	52
	10.10	Participations	52
	10.11	Headings; Construction	58
	10.12	USA PATRIOT Act Notification	58
	10.13	Counterparts; Fax/Email Signatures	58
	10.14	GOVERNING LAW	59
	10.15	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS	59

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Amended and Restated Loan and Security Agreement

10.16	Publication	60
10.17	Confidentiality	60

Disclosure Schedule
Schedule A	Term Loan Commitments
Schedule B	Definitions
Schedule C	[Reserved]
Schedule D	Reporting
Schedule E	Financial Covenants
Exhibit A	Form of Notice of Borrowing
Exhibit B	Closing Checklist
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	[Reserved]
Exhibit E	Form of Account Debtor Notification
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Assignment and Acceptance
Annex A	Agent’s Account

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LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (as it may be amended, restated or otherwise modified from time to time, this “Agreement”) is entered into as of October 30, 2015 among (1) Great Rock Capital Partners Management, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), (2) the lenders from time to time party hereto (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”) (3) Sypris Solutions, Inc., a Delaware corporation (“Solutions”), Sypris Data Systems, Inc., a Delaware corporation (“Systems”), Sypris Electronics, LLC, a Delaware limited liability company (“Electronics”), Sypris Technologies, Inc., a Delaware corporation (“Technologies”), Sypris Technologies International, Inc., a Delaware corporation (“International”), Sypris Technologies Kenton, Inc., a Delaware corporation (“Kenton”), Sypris Technologies Marion, LLC, a Delaware limited liability company (“Marion”), Sypris Technologies Mexican Holdings, LLC, a Delaware limited liability company (“Mexican Holdings”), Sypris Technologies Northern, Inc., a Delaware corporation (“Northern”) and Sypris Technologies Southern, Inc., a Delaware corporation (“Southern”, and together with Solutions, Systems, Electronics, Technologies, International, Kenton, Marion, Mexican Holdings and Northern, individually or collectively as the context may require, (“Borrower”), (3) Sypris Technologies Toluca, S.A. de C.V., a Mexican Sociedad Anónima de Capital Variable (“Sypris Toluca”) and Sypris Technologies México, S. de R.L. de C.V., a Mexican Sociedad de Responsabilidad Limitada de Capital Variable (“Sypris Mexico” and together with Toluca and another other Person who from time to time becomes a guarantor under any Loan Document, each individually a “Guarantor” and collectively, “Guarantors”) and (4) the parties joined hereto from time to time as Loan Party Obligors (as defined herein). The Schedules and Exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference. Terms used, but not defined elsewhere, in this Agreement are defined in Schedule B.

The parties agree as follows:

1.	Term LOAN.

1.1     Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrower in an amount equal such Lender’s Pro Rata Share of an amount equal to the lesser of: (a) $12,000,000 and (b) the Term Loan Borrowing Base as of such date (based upon the Borrowing Base Certificate delivered by Borrower to Agent on the Closing Date) (such lesser amount, the “Term Loan Amount”). The principal of the Term Loan shall be repaid on the first day of each month, commencing on the first day of the month immediately following the Closing Date, in an amount for each installment equal to $142,857.12. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. The Term Loan Commitments of the Lenders shall terminate on the date of making of the Term Loan. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder. The Term Loan shall be made in and repayable in Dollars.

1.2     Reserves.

(a)     Agent may, with or without notice to Borrower, from time to time establish and revise reserves against the Term Loan Borrowing Base in such amounts and of such types as Agent deems appropriate in its Permitted Discretion (“Reserves”). Agent shall endeavor to provide email notice advising Borrower of such Reserves prior to or simultaneously with the imposition of such Reserves; provided, however, that Agent shall have no liability for failing to provide such email notice. In no event shall the establishment of a Reserve in respect of a particular actual or contingent liability obligate Agent or any Lender to make advances to pay such liability or otherwise obligate Agent or any Lender with respect thereto.

Loan and Security Agreement

1.3     Protective Advances. Any contrary provision of this Agreement or any other Loan Document notwithstanding, Agent is hereby authorized by Borrower at any time, regardless of (a) the existence of a Default or an Event of Default, (b) whether any of the other applicable conditions precedent set forth in Section 1.6 hereof have not been satisfied, or (c) any other contrary provision of this Agreement, to make advances to Borrower on behalf of Lenders which Agent, in its sole discretion (or, prior to the occurrence of an Event of Default, Permitted Discretion), deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Term Loan and other Obligations, or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement (the “Protective Advances”). Any contrary provision of this Agreement or any other Loan Document notwithstanding, Agent may direct the proceeds of any Protective Advance to Borrower or to such other Person as Agent determines in its sole discretion. All Protective Advances shall be payable immediately upon demand, shall constitute Obligations hereunder, and shall bear interest at the rate applicable from time to time to the Term Loan. The provisions of this Section 1.3 are for the exclusive benefit of Agent and the Lenders and are not intended to benefit any Borrower in any way.1.4      Notice of Borrowing; Manner of Borrowing. Borrower shall request the Term Loan in the Term Loan Amount by delivering to Agent, in writing or via an Approved Electronic Communication, a Notice of Borrowing substantially in the form of Exhibit A hereto (such request a “Notice of Borrowing”) no later than 11:00 a.m. Eastern Time on the Business Day prior to the Closing Date. Subject to the terms and conditions of this Agreement, including Sections 1.1 and 1.6, each Lender shall deliver its Pro Rata Share of the Term Loan Amount to Agent in accordance with Agent’s wire transfer instructions set forth in Annex A (“Agent’s Account”) no later than 12:00 p.m. Eastern Time on the Closing Date. After Agent’s receipt of the proceeds of the Term Loan from the Lenders, Agent shall make the proceeds thereof available to Borrower on the Closing Date by transferring immediately available funds equal to such proceeds received by Agent for credit to any account of Borrower at a bank in the United States of America as Borrower may specify (provided that such account must be one identified on Section 3 of the Disclosure Schedule and approved by Agent as an account to be used for funding of loan proceeds).

1.5     Independent Obligations. The Term Loan shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (a) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make the Term Loan (or other extension of credit) hereunder, nor shall any commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (b) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

1.6     Conditions of Making the Term Loan. Each Lender’s obligation to make its portion of the Term Loan or other extension of credit under this Agreement is subject to the following conditions precedent (as well as any other conditions set forth in this Agreement or any other Loan Document), all of which must be satisfied in a manner acceptable to Agent and each Lender (and as applicable, pursuant to documentation which in each case is in form and substance acceptable to Agent and each Lender) as of the day that such Term Loan or other extension of credit is made:

(a)     (i) Each applicable Loan Party Obligor shall have duly executed and/or delivered, or, as applicable, shall have caused such other applicable Persons to have duly executed and or delivered, to Agent and each Lender such agreements, instruments, documents, proxies and certificates as Lender may require, and including such other agreements, instruments, documents and/or certificates listed on the closing checklist attached hereto as Exhibit B; (ii) Agent and each Lender shall have completed their business and legal due diligence pertaining to the Loan Parties, their respective businesses and assets, with results thereof satisfactory to each of Agent and each Lender in its sole discretion; (iii) each Lender’s obligations and commitments under this Agreement shall have been approved by such Lender’s Credit Committee; (iv) Agent shall have received (A) duly executed copies of the ABL Documents, the form and substance of which shall be reasonably satisfactory to Agent, together with copies of all necessary consents and approvals required to be obtained in connection therewith, and (B) evidence, in form and substance satisfactory to Agent, that all of the conditions to initial funding set forth in the ABL Loan Agreement have been satisfied; (v) Borrower shall have paid to Agent and each Lender all fees due on the date hereof, and shall have paid or reimbursed Agent and each Lender for all of Agent’s and each Lender’s costs, charges and expenses incurred through the Closing Date; (vi) Agent shall have received (A) (y) appraisals and surveys of the Eligible Real Property and (z) appraisals of the Eligible M&E, in each case, the results of which are satisfactory to Agent, (B) zoning reports and zoning letters satisfactory to Agent with respect to the Eligible Real Property, and (C) mortgagee title insurance policies for the Eligible Real Property issued by a title insurance company satisfactory to Agent (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) in amounts satisfactory to Agent assuring Agent that the Mortgages on such Eligible Real Property are valid and enforceable first priority mortgage Liens on such Eligible Real Property free and clear of all defects and encumbrances except as agreed to by Agent, and the Mortgage Policies otherwise shall be in form and substance satisfactory to Agent; (vii) Agent shall have received results of searches or other evidence reasonably satisfactory to Agent (in each case dated as of a date reasonably satisfactory to Agent) indicating the absence of Liens on the assets of the Loan Party Obligors, except for Permitted Liens and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, or subordination agreements satisfactory to Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made, and (viii) Agent shall have received (i) original stock certificates or other certificates evidencing the certificated equity interests pledged pursuant to the Loan Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof, and (ii) each original promissory note pledged pursuant to the Loan Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof; and

Loan and Security Agreement

(b)     In addition to the conditions specified in clause (a) above, (i) Borrower shall have provided to Agent the most recent Borrowing Base Certificate, as of the Closing Date, after giving effect to the Term Loan or other extension of credit and a Borrowing Base Certificate (as defined in the ABL Loan Agreement as defined on the date hereof), as of the Closing Date, after giving effect to the Loans (as defined in the ABL Loan Agreement as defined on the date hereof) or other extensions of credit under the ABL Loan Agreement; (ii) each applicable Loan Party Obligor shall have duly executed and/or delivered, or, as applicable, shall have caused such other applicable Persons to have duly executed and or delivered, to Agent and each Lender such further agreements, instruments, documents, proxies and certificates as Agent or any Lender may require in connection therewith; (iii) each of the representations and warranties set forth in this Agreement and in the other Loan Documents shall be true and correct in all respects as of the date the Term Loan or other extension of credit is made (or to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct as of such earlier date), both before and after giving effect thereto; (iv) after giving effect to the Loans (as defined in the ABL Loan Agreement as in effect on the date hereof) and Letters of Credit (as defined in the ABL Loan Agreement as in effect on the date hereof), as well as to, as Agent’s Permitted Discretion, the payment of all trade payables older than 60 days past due and the consummation of all transactions contemplated hereby to occur on the Closing Date, closing costs and any book overdraft, Excess Availability shall be no less than $7,000,000; and (v) no Default or Event of Default shall be in existence, both before and after giving effect to the making of the Term Loan or other extension of credit.

Loan and Security Agreement

1.7     Repayments.

(a)     Maturity Date Payments. Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full in cash on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms hereof.

(b)     Currency Due. If, notwithstanding the terms of this Agreement or any other Loan Document, Agent or any Lender receives any payment from or on behalf of Borrower or any other Person in a currency other than the Currency Due, Agent or such Lender may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into the Currency Due at exchange rate selected by Agent or such Lender in the manner contemplated by Section 6.3(b) and Borrower shall reimburse Agent or such Lender, as the case may be, on demand for all reasonable costs they incur with respect thereto. To the extent permitted by law, the obligation shall be satisfied only to the extent of the amount actually received by Lender upon such conversion.

(c)     Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m. Eastern time. If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. Eastern time on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

1.8     Prepayments / Voluntary Termination / Application of Prepayments.

(a)     Dispositions. Within one Business Day of the date of receipt by any Loan Party Obligor or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by any Loan Party or any of its Subsidiaries (including Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof, but excluding Net Cash Proceeds from the Permitted Sale-Leaseback Transaction) of assets or other property (x) which assets or property are not Term Loan Priority Collateral (as defined in the Intercreditor Agreement) and have an aggregate fair market value, together with all other such sales, dispositions, casualty losses or condemnations of assets or property (other than Term Loan Priority Collateral) since the Closing Date, in excess of $100,000 or (y) which assets or property constitute Term Loan Priority Collateral (as defined in the Intercreditor Agreement), then Borrower shall prepay the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments thereunder (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment)), in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions and Borrower shall pay any Early Payment/Termination Premium then required as a result of such prepayment under the terms of the Fee Letter under the heading “Early Termination Fee”; provided that, so long as (i) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (ii) Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of the Loan Parties or their Subsidiaries, (iii) the monies are held in a deposit account in which Agent has a perfected first-priority security interest (subject to Permitted Liens), and (iv) such Loan Party or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 after the initial receipt of such monies, then the Loan Party Obligor or such Loan Party Obligor’s Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the deposit account referred to in clause (iii) above shall be paid to Agent and applied to prepay the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments thereunder (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment)); provided, that no Loan Party Obligor nor any of its Subsidiaries shall have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $100,000 in any given fiscal year. Nothing contained in this Section 1.8(a) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 5.25.

Loan and Security Agreement

(b)     Extraordinary Receipts. Within one Business Day of the date of receipt by any Loan Party Obligor or any of its Subsidiaries of Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments thereunder (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment)) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts; provided, however, that no prepayment pursuant to this Section 1.8(b) shall be required with respect to the first $100,000 of Extraordinary Receipts received following the Closing Date. Any payment pursuant to this Section 1.8(b) shall be accompanied by payment by Borrower of any Early Payment/Termination Premium then required as a result of such prepayment under the terms of the Fee Letter under the heading “Early Termination Fee”.

(c)     Indebtedness. Within one Business Day of the date of incurrence by any Loan Party Obligor or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments thereunder (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment)) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 1.8(c) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement. Any payment pursuant to this Section 1.8(c) shall be accompanied by payment by Borrower of any Early Payment/Termination Premium then required as a result of such prepayment under the terms of the Fee Letter under the heading “Early Termination Fee”.

(d)     Equity. Within one Business Day of the date of the issuance by any Loan Party Obligor or any of its Subsidiaries of any Equity Interests (other than (i) in the event that any Loan Party or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to such Loan Party or such Subsidiary, as applicable, (ii) the issuance of Equity Interests of Borrower to directors, officers and employees of Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the board of directors, (iii) the issuance of Equity Interests of Borrower in order to finance Capital Expenditures, and (iv) the issuance of Equity Interests by a Subsidiary of a Loan Party to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (i) – (iii) above), Borrower shall prepay the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments thereunder (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment)) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 1.8(d) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement. Any payment pursuant to this Section 1.8(d) shall be accompanied by payment by Borrower of any Early Payment/Termination Premium then required as a result of such prepayment under the terms of the Fee Letter under the heading “Early Termination Fee”.

Loan and Security Agreement

(e)     Excess Cash Flow. Within ten days of delivery to Agent of audited annual financial statements pursuant to Section 5.15(a), commencing with the delivery to Agent of the financial statements for Borrower’s fiscal year ended December 31, 2015 or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 5.15(a), within ten days after the date such statements were required to be delivered to Agent pursuant to Section 5.15(a), Borrowers shall prepay the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments thereunder (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment)) in an amount equal to the result of (i) 50% of the Excess Cash Flow of the Loan Parties and their Subsidiaries for such fiscal year, minus (ii) the aggregate amount of all voluntary prepayments in respect of the outstanding principal balance of the Term Loan made by Borrower during such fiscal year. Any payment pursuant to this Section 1.8(e) shall not be required to be accompanied by payment by Borrower of any Early Payment/Termination Premium under the terms of the Fee Letter under the heading “Early Termination Fee”.

(f)     Term Loan. If, at any time, (i) the Term Loan Exposure on such date exceeds (ii) the Term Loan Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrower to Agent, then Borrower shall immediately prepay the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments thereunder (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment)) in an aggregate amount equal to the amount of such excess. Any payment pursuant to this Section 1.8(e) shall be accompanied by payment by Borrower of any Early Payment/Termination Premium then required as a result of such prepayment under the terms of the Fee Letter under the heading “Early Termination Fee”.

(g)     Optional Partial Prepayments of the Term Loan. Borrower may, upon at least ten Business Days prior written notice to Agent, prepay the principal of the Term Loan in part. Each prepayment made pursuant to this Section 1.8 shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment). Any payment pursuant to this Section 1.8(g) shall be accompanied by payment by Borrower of any Early Payment/Termination Premium then required as a result of such prepayment under the terms of the Fee Letter under the heading “Early Termination Fee”.

(h)     Voluntary Termination of Facility. Borrower may, on at least thirty days prior written notice received by Agent, terminate this Agreement and any commitments hereunder by repaying all of the outstanding Obligations in full in cash, including all principal, interest and fees with respect to the Term Loan and any Protective Advances, and an Early Payment/Termination Premium in the amount specified in the Fee Letter under the heading “Early Termination Fee”. From and after such date of termination, no Lender shall have any obligation whatsoever to extend any extensions of credit hereunder and all of its lending commitments hereunder (if any) shall be terminated.

(i)     Howard Prepayment. In the event that Agent has not received results satisfactory to Agent from a Phase II conducted with respect to the real property located at 2612 Howard Street, Louisville, KY within 45 days following the Closing Date, Borrowers shall immediately prepay a portion of the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments thereunder (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment)) by $150,000. Any payment pursuant to this Section 1.8(i) shall be accompanied by payment by Borrower of any Early Payment/Termination Premium then required as a result of such prepayment under the terms of the Fee Letter under the heading “Early Termination Fee”.

Loan and Security Agreement

1.9     Obligations Unconditional.

(a)     The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of each Loan Party Obligor, and shall be independent of any defense or rights of set-off, recoupment or counterclaim which any Loan Party Obligor or any other Person might otherwise have against Agent or any Lender or any other Person. All payments required (other than by Agent or any Lender) by this Agreement and/or the other Loan Documents shall be made in Dollars (unless payment in a different currency is expressly provided otherwise in the applicable Loan Document) and paid free of any deductions or withholdings for any taxes or other amounts and without abatement, diminution or set-off. If any Loan Party Obligor is required by applicable law to make such a deduction or withholding from a payment under this Agreement or under any other Loan Document, such Loan Party Obligor shall pay to Agent or the applicable Lender such additional amount as is necessary to ensure that, after the making of such deduction or withholding, Agent or such Lender receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. Each Loan Party Obligor shall (i) pay the full amount of any deduction or withholding, which it is required to make by law, to the relevant authority within the payment period set by applicable law, and (ii) promptly after any such payment, deliver to Agent and each Lender an original (or certified copy) official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to Agent and each Lender.

(b)     If, at any time and from time to time after the Closing Date (or at any time before or after the Closing Date with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith, or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case for purposes of this clause (y) pursuant to Basel III, regardless of the date enacted, adopted or issued), (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or application thereof, or (iii) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority, central bank or comparable agency (A) subjects Agent or any Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Agent or any Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state, local or other taxing authorities with respect to interest or fees payable hereunder or under any other Loan Document or changes in the rate of tax on the overall net income of Agent or such Lender or its members), or (B) imposes on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to Agent or any such Lender of making or continuing the Term Loan or to reduce any amount receivable hereunder or under any other Loan Documents, then, in any such case, Borrower shall promptly pay to Agent or such Lender, when notified to do so by Agent or such Lender, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Agent or such Lender. Each such notice of additional amounts payable pursuant to this Section 1.9(b) submitted by Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

Loan and Security Agreement

(c)     This Section 1.9 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

1.10     Reversal of Payments. To the extent that any payment or payments made to or received by Agent or any Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other such applicable law, then, to the extent thereof, such amounts (and all Liens, rights and remedies therefore) shall be revived as Obligations (secured by all such Liens) and continue in full force and effect under this Agreement and under the other Loan Documents as if such payment or payments had not been received by Agent or such Lender. This Section 1.10 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

2.	INTEREST AND FEES; LOAN ACCOUNT.

2.1     Interest. The Term Loan and other monetary Obligations shall bear interest at a per annum rate equal to the Base Rate plus 9.0%, and accrued interest shall be payable (i) on the first day of each month in arrears, (ii) upon a prepayment of the Term Loan in accordance with Section 1.8, and (iii) on the Maturity Date; provided, that after the occurrence and during the continuation of an Event of Default, the Term Loan and other monetary Obligations shall bear interest at a rate per annum equal to three (3) percentage points in excess of the rate otherwise applicable thereto (the “Default Rate”), and all such interest shall be payable on demand. Changes in the interest rate shall be effective as of the date of any change in the Base Rate.

2.2     Fees. Borrower shall pay Agent the fees set forth in the Fee Letter on the dates set forth therein, which fees are in addition to all fees and other sums payable by Borrower or any other Person to Agent and Lenders under this Agreement or under any other Loan Document, and, in each case are not refundable once paid.

2.3     Computation of Interest and Fees. All interest and fees shall be calculated daily on the outstanding monetary Obligations based on the actual number of days elapsed in a year of 360 days.

2.4     Loan Account; Monthly Accountings. Agent shall maintain a loan account for Borrower reflecting the outstanding Term Loan and any Protective Advances, along with interest accrued thereon and such other items reflected therein (the “Loan Account”), and shall provide Borrower with a monthly accounting reflecting the activity in the Loan Account. Each accounting shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Agent), unless Borrower notifies Agent in writing to the contrary within sixty (60) days after such account is rendered, describing the nature of any alleged errors or omissions. However, Agent’s failure to maintain the Loan Account or to provide any such accounting shall not affect the legality or binding nature of any of the Obligations.

2.5     Further Obligations; Maximum Lawful Rate. With respect to all monetary Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder or under any other Loan Document, or otherwise), such Obligations shall bear interest at the rate(s) in effect from time to time with respect to the Term Loan and shall be payable upon demand by Agent. In no event shall the interest charged with respect to any Loan or any other Obligation exceed the maximum amount permitted under applicable law. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable or other amounts hereunder or under any other Loan Document (the “Stated Rate”) would exceed the highest rate of interest or other amount permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by applicable law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by any Lender exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the portion of the Term Loan or to other Obligations (other than interest) payable to such Lender hereunder, and if no such principal or other Obligations are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Loan and Security Agreement

3.	SECURITY INTEREST GRANT / POSSESSORY COLLATERAL / FURTHER ASSURANCES.

3.1     Grant of Security Interest. To secure the full payment and performance of all of the Obligations, and subject to the terms of the Intercreditor Agreement, each Loan Party Obligor hereby assigns to Agent and grants to Agent a continuing security interest in all right title and interest in all property of each Loan Party Obligor, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes, including: (i) all Accounts and all Goods whose sale, lease or other disposition by any Loan Party Obligor has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, any Loan Party Obligor; (ii) all Chattel Paper (including Electronic Chattel Paper), Instruments, Documents, and General Intangibles (including all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory; (iv) all Goods (other than Inventory), including Equipment, Farm Products, Health-Care-Insurance Receivables, vehicles, and Fixtures; (v) all Investment Property, including, without limitation, all rights, privileges, authority, and powers of each Loan Party Obligor as an owner or as a holder of Pledged Equity, including, without limitation, all economic rights, all control rights, authority and powers, and all status rights of each Loan Party Obligor as a member, equity holder or shareholder, as applicable, of each Issuer; (vi) all Deposit Accounts, bank accounts, deposits and cash (including, without limitation, the Cash Collateral Account); (vii) all Letter-of-Credit Rights; (viii) all Commercial Tort Claims listed in Section 2 of the Disclosure Schedule; (ix) all Supporting Obligations; (x) any other property of any Loan Party Obligor now or hereafter in the possession, custody or control of Agent, any Lender, or any agent or any parent, Affiliate or Subsidiary of Agent, any Lender or Participant with any Lender in the Term Loan, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), and (xi) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of each Loan Party Obligor’s books and records relating to any of the foregoing and to any Loan Party’s business.

Loan and Security Agreement

3.2     Possessory Collateral. Subject to the Intercreditor Agreement, promptly, but in any event no later than five Business Days after any Loan Party Obligor’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Loan Party Obligor shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Agent (in form and substance acceptable to Agent). If an endorsement or assignment of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as attorney and agent-in-fact (coupled with an interest) for each Loan Party Obligor, to endorse or assign the same on such Loan Party Obligor’s behalf.

3.3     Further Assurances.

(a)     Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within ten days of such event (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary (i) to become a Loan Party and to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 3.3 shall constitute a Loan Document

(b)     Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by any other Loan Party with a fair market value in excess of $100,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.

(c)     Each Loan Party Obligor shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (and/or use commercially reasonable efforts to cause such other applicable Person to take, execute, acknowledge and deliver) all such further acts, documents, agreements and instruments as Agent shall deem reasonably necessary in order to (a) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (b) establish, create, preserve, protect and perfect a first priority lien (subject only to Permitted Liens) in favor of Agent in all Collateral (wherever located) from time to time owned by the Loan Party Obligors, (c) cause each Loan Party Obligor to guarantee all of the Obligations, all pursuant to documentation that is in form and substance satisfactory to Agent in its Permitted Discretion and (d) facilitate the collection of the Collateral. Without limiting the foregoing, each Loan Party Obligor shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (and/or use commercially reasonable efforts to cause such other applicable Person to take, execute, acknowledge and deliver) to Agent all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, in each case in form and substance reasonably acceptable to Agent, as Agent may request from time to time to perfect, protect, and maintain Agent 's security interests in the Collateral, including the required priority thereof, and to fully carry out the transactions contemplated by the Loan Documents.

Loan and Security Agreement

3.4     UCC Financing Statements. Each Loan Party Obligor authorizes Agent to file, transmit, or communicate, as applicable, from time to time, Uniform Commercial Code financing statements, along with amendments and modifications thereto, in all filing offices selected by Agent, listing such Loan Party Obligor as the debtor and Agent as the secured party, and describing the collateral covered thereby in such manner as Agent may elect, including using descriptions such as “all personal property of debtor” or “all assets of debtor” or words of similar effect. Each Loan Party Obligor also hereby ratifies its authorization for Agent to have filed in any filing office any financing statements filed prior to the date hereof.

4.	CERTAIN PROVISIONS REGARDING ACCOUNTS, INVENTORY, COLLECTIONS, APPLICATIONS OF PAYMENTS, INSPECTION RIGHTS, AND APPRAISALS.

4.1     Lock Boxes and Blocked Accounts. Each Loan Party Obligor hereby represents and warrants that all Deposit Accounts and all other depositary and other accounts maintained by each Loan Party Obligor as of the Closing Date are described in Section 3 of the Disclosure Schedule, which description includes for each such account the name of the Loan Party Obligor maintaining such account, the name, of the financial institution at which such account is maintained, the account number, and the purpose of such account. After the Closing Date, no Loan Party Obligor shall open any new Deposit Accounts or any other depositary or other accounts without the prior written consent of Agent and without updating Section 3 of the Disclosure Schedule to reflect such Deposit Accounts or other accounts, as applicable. No Deposit Accounts or other accounts of any Loan Party Obligor shall at any time constitute a Restricted Account other than accounts expressly indicated on Section 3 of the Disclosure Schedule as being a Restricted Account (and each Loan Party Obligor hereby represents and warrants that each such account shall at all times meet the requirements set forth in the definition of Restricted Account to qualify as a Restricted Account). Each Loan Party Obligor will, at its expense, establish (and revise from time to time as Agent may require) procedures acceptable to Agent, in Agent’s Permitted Discretion, for the collection of checks, wire transfers and all other proceeds of all of such Loan Party Obligor’s Accounts and other Collateral (“Collections”), which shall include (i) directing all Account Debtors to send all Account proceeds directly to a post office box designated by Agent either in the name of such Loan Party Obligor (but as to which ABL Lender or, after the date when the Discharge of Priority ABL Indebtedness has occurred, Agent has exclusive access) or, at Agent’s option, in the name of Agent or ABL Lender (a “Lock Box”), and/or (ii) depositing all Collections received by such Loan Party Obligor into one or more bank accounts maintained in the name of such Loan Party Obligor (but as to which ABL Lender or, after the date when the Discharge of Priority ABL Indebtedness has occurred, Agent has exclusive access) or, at Agent’s option, in the name of Agent or ABL Lender (each, a “Blocked Account”), under an arrangement acceptable to Agent with a depository bank acceptable to Agent, pursuant to which all funds deposited into each Blocked Account are to be transferred to Agent in such manner, and with such frequency, as Agent shall specify, and/or (iii) a combination of the foregoing. Each Loan Party Obligor agrees to execute, and to cause its depository banks and other account holders to execute, such Lock Box and Blocked Account control agreements and other documentation as Agent shall require from time to time in connection with the foregoing, all in form and substance acceptable to Agent, and in any event such arrangements and documents must be in place on the date hereof with respect to accounts in existence on the date hereof, or prior to any such account being opened with respect to any such account opened after the date hereof, in each case excluding Restricted Accounts.

Loan and Security Agreement

4.2     Application of Payments. All amounts paid to or received by Agent in respect of the monetary Obligations, from whatever source (whether from Borrower or any other Loan Party Obligor pursuant to such other Loan Party Obligor’s guaranty of the Obligations, any realization upon any Collateral, or otherwise) shall, unless an Application Event has occurred and is continuing, be apportioned ratably among the Lenders and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall, unless an Application Event has occurred and is continuing, be apportioned ratably among the Lenders having a Pro Rata Share of the type of commitment or Obligation to which a particular fee or expense relates. At any time that an Application Event has occurred and is continuing, all amounts paid to or received by Agent in respect of the monetary Obligations, from whatever source (whether from Borrower or any other Loan Party Obligor pursuant to such other Loan Party Obligor’s guaranty of the Obligations, any realization upon any Collateral, or otherwise) shall be applied as follows:

(i)     FIRST, to reimburse Agent for all fees and out-of-pocket costs and expenses, and all indemnified losses, incurred by Agent which are reimbursable to Agent in accordance with this Agreement and/or any of the other Loan Documents,

(ii)     SECOND, to any accrued but unpaid interest on any Protective Advances,

(iii)     THIRD, to the outstanding principal of any Protective Advances,

(iv)     FOURTH, ratably to reimburse each Lender for all fees and out-of-pocket costs and expenses, and all indemnified losses, incurred by such Lender which are reimbursable to such Lender in accordance with this Agreement and/or any of the other Loan Documents,

(v)     FIFTH, ratably to any unpaid accrued interest on the Obligations,

(vi)     SIXTH, to the outstanding principal of the Term Loan (in the inverse order of maturity of the installments due thereunder) (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment), and

(vii)     SEVENTH, ratably to the payment of any other outstanding Obligations; and after payment in full in cash of all of the outstanding monetary Obligations, any further amounts paid to or received by Agent or any Lender in respect of the Obligations (so long as no monetary Obligations are outstanding) shall be paid over to Borrower or such other Person(s) as may be legally entitled thereto. For purposes of determining the Term Loan Borrowing Base, such amounts will be credited to the Loan Account and the Collateral balances to which they relate upon Agent’s receipt of an advice from Agent’s Bank (set forth in Annex A) that such items have been credited to Agent’s Account (or upon Agent’s deposit thereof at Agent’s Bank in the case of payments received by Agent in kind), in each case subject to final payment and collection. However, for purposes of computing interest on the Obligations, such items shall be deemed applied by Agent two (2) Business Days after Agent’s receipt of advice of deposit thereof at Agent’s Bank.

4.3     Notification; Verification. Agent or its designee may, from time to time, whether or not a Default or Event of Default has occurred: (i) verify directly with the Account Debtors of the Loan Party Obligors (or by any reasonable manner and through any reasonable medium Agent considers advisable in the exercise of its Permitted Discretion) the validity, amount and other matters relating to the Accounts and Chattel Paper of the Loan Party Obligors, by means of mail, telephone or otherwise, either in the name of the applicable Loan Party Obligor or Agent or such other name as Agent may choose and (ii) notify Account Debtors of the Loan Party Obligors that Agent has a security interest in the Accounts of the Loan Party Obligors. Subject to the Intercreditor Agreement, Agent or its designee may, from time to time after the occurrence and during the continuance of an Event of Default: (x) require any Loan Party Obligor to cause all invoices and statements which it sends to Account Debtors or other third parties to be marked, in a manner satisfactory to Agent, to reflect Agent’s security interest therein and payment instructions acceptable to Agent (y) direct such Account Debtors to make payment thereof directly to Agent; such notification to be sent on the letterhead of such Loan Party Obligor and substantially in the form of Exhibit E annexed hereto; and (z) demand, collect or enforce payment of any Accounts and Chattel Paper (but without any duty to do so). Each Loan Party Obligor hereby authorizes Account Debtors to make payments directly to Agent and to rely on notice from Agent without further inquiry. Agent may on behalf of each Loan Party Obligor endorse all items of payment received by Agent that are payable to such Loan Party Obligor for the purposes described above.

Loan and Security Agreement

4.4     Power of Attorney.

Each Loan Party Obligor hereby grants to Agent an irrevocable power of attorney, coupled with an interest, authorizing and permitting Agent (acting through any of its officers, employees, attorneys or agents), at Agent's option (and solely with respect to any actions taken by Agent under Section 4.4(a) below, in the exercise of its Permitted Discretion), but without obligation, with or without notice to such Loan Party Obligor, and at such Loan Party Obligor’s expense, to do any or all of the following, in such Loan Party Obligor’s name or otherwise:

(a)     (i) execute on behalf of such Loan Party Obligor any documents that Agent may deem advisable in order to perfect, protect and maintain Agent's security interests, and priority thereof, in the Collateral (including such financing statements and continuation financing statements, and amendments or other modifications thereto, as Agent shall deem necessary or appropriate); (ii) endorse such Loan Party Obligor’s name on all checks and other forms of remittances received by Agent; (iii) pay any sums required on account of such Loan Party Obligor’s taxes or to secure the release of any Liens therefor; (iv) pay any amounts necessary to obtain, or maintain in effect, any of the insurance described in Section 5.14; (v) receive and otherwise take control in any manner of any cash or non-cash items of payment or Proceeds of Collateral; (vi) receive, open and process all mail addressed to such Loan Party Obligor at any post office box/lockbox maintained by Agent for such Loan Party Obligor or at any other business premises of Agent with Collections to be promptly transferred to the Blocked Account and any mail unrelated to Collections to be promptly remitted to such Loan Party Obligor along with copies of all other mail addressed to such Loan Party Obligor and received by Agent, and (vii) endorse or assign to Agent on such Loan Party Obligor’s behalf any portion of Collateral evidenced by an agreement, Instrument or Document if an endorsement or assignment of any such items is not made by Borrower pursuant to Section 3.2; and

(b)     After the occurrence and during the continuance of an Event of Default and subject to the terms and conditions of Section 7 of this Agreement; (i) execute on behalf of such Loan Party Obligor any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or lease (as lessor or lessee) any real or personal property which is part of the Collateral or in which Agent has an interest; (ii) execute on behalf of such Loan Party Obligor any invoices relating to any Accounts, any draft against any Account Debtor, any proof of claim in bankruptcy, any notice of Lien or claim, and any assignment or satisfaction of mechanic's, materialman's or other Lien; (iii) except as otherwise provided in Section 4.3(i) hereof, execute on behalf of such Loan Party Obligor any notice to any Account Debtor; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) grant extensions of time to pay, compromise claims relating to, and settle Accounts, Chattel Paper and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (vi) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (vii) instruct any third party having custody or control of any Collateral or books or records belonging to, or relating to, such Loan Party Obligor to give Agent the same rights of access and other rights with respect thereto as Agent has under this Agreement or any other Loan Document; (viii) change the address for delivery of such Loan Party Obligor’s mail; (ix) vote any right or interest with respect to any Investment Property; and (x) instruct any Account Debtor to make all payments due to such Loan Party Obligor directly to Agent.

Loan and Security Agreement

Any and all sums paid, and any and all costs, expenses, liabilities, obligations and reasonable attorneys' fees incurred, by Agent with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations at such time. Each Loan Party Obligor agrees that Agent's rights under the foregoing power of attorney and/or any of Agent's other rights under this Agreement or the other Loan Documents shall not be construed to indicate that Agent is in control of the business, management or properties of such Loan Party Obligor. In addition, with respect to each of the Mexican Loan Party Obligors, the power of attorney grated pursuant to this Section 4.4 shall be considered a comisión mercantil con representación in accordance with Articles 273, 274 and other applicable Articles of the Commerce Code (Código de Comercio).

4.5     Disputes. Each Loan Party Obligor shall promptly notify Agent of all material disputes or claims relating to its Accounts and Chattel Paper. Each Loan Party Obligor agrees that it will not, without Agent’s prior written consent, compromise or settle any of its Accounts or Chattel Paper for less than the full amount thereof, grant any extension of time for payment of any of its Accounts or Chattel Paper, release (in whole or in part) any Account Debtor or other person liable for the payment of any of its Accounts or Chattel Paper or grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of its Accounts or Chattel Paper; except (unless otherwise directed by Required Lenders during the existence of a Default or an Event of Default) such Loan Party Obligor may take any of such actions in the ordinary course of its business consistent with past practices, provided that Borrower promptly reports the same to Agent.

4.6     Inventory; M&E.

(a)     Returns. No Loan Party Obligor will accept returns of any Inventory from any Account Debtor except in the ordinary course of its business. In the event the value of returned Inventory in any one calendar month exceeds $125,000 (collectively for all Loan Party Obligors), Borrower will immediately notify Agent (which notice shall specify the value of all such returned Inventory, the reasons for such returns, and the locations and the condition of such returned Inventory).

(b)     Third Party Locations. Loan Party Obligors shall endeavor to give Agent prior written notice of such Loan Party Obligor’s storage of Inventory at any location other than locations set forth on Section 1(c) or Section 1(d) of the Disclosure Schedule, provided, however, in no event shall such Loan Party Obligor provide such written notice later than 15 Business Days after the end of the month in which such Inventory was stored at such other location. Loan Party Obligors shall provide Agent prior written notice of such Loan Party Obligor’s storage of Equipment at any location other than a location set forth on Section 1(c) or Section 1(d) of the Disclosure Schedule, other than Equipment with a value of $200,000 or less in the aggregate for all Equipment which is located with third parties conducting repair and maintenance with respect to such Equipment in the ordinary course of business which repair and maintenance is not expected to, and has not taken, more than a normal service period to complete. For the avoidance of doubt, no M&E stored at any location that is forth on Section 1(d) of the Disclosure Schedule or otherwise at a leased location or otherwise in possession of a bailee, consignee, or warehouseman, or located at a location that is the subject of a mortgage in favor or a Person other than Agent or ABL Lender, shall be Eligible M&E unless Agent shall have received (x) unless located at a location identified on Section 1(d) of the Disclosure Schedule, 15 Business Day’s prior written notice of such M&E being moved or located as such other location, (y) the documents required by Section 5.3 hereof with respect to such location if M&E with a value of $50,000 or more is located at such location and (z) an updated Borrowing Base Certificate in form and substance satisfactory to Agent.

Loan and Security Agreement

(c)     Sale on Return, etc. No Loan Party Obligor will, without Agent’s prior written consent, at any time, sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis.

(d)     Fair Labor Standards Act. Each Loan Party Obligor represents and warrants, and covenants that at all times, that all of the Inventory of each Loan Party Obligor has been, at all times will be, produced only in accordance with the Fair Labor Standards Act of 1938 and all rules, regulations and orders promulgated thereunder.

(e)     Motor Vehicles; Goods covered by Certificate of Title. All Goods covered by a certificate of title owned by any Loan Party Obligor are identified in the Disclosure Schedule. On the Closing Date, each Loan Party Obligor agrees to deliver to Agent or Agent’s designee the certificates of title for all such Goods owned by any Loan Party Obligor and covered by a certificate of title. With respect to any Goods covered by a certificate of title which are acquired by any Loan Party Obligor after the Closing Date, the Loan Party Obligors shall promptly (and in any event within 15 Business Days following acquisition thereof) deliver to Agent or Agent’s designee the certificates of title for all such goods owned by any Loan Party Obligor and covered by a certificate of title. Promptly (and in any event within five (5) Business Days) after request by Agent, such Loan Party Obligor shall take all actions necessary to cause such certificates to be filed (with the Agent’s Lien noted thereon) in the appropriate state motor vehicle filing office.

4.7     Access to Collateral, Books and Records. At reasonable times, Agent and/or its representatives or agents shall have the right to inspect the Collateral, and the right to examine and copy each Loan Party’s books and records. Each Loan Party Obligor agrees to give Agent access to any or all of such Loan Party Obligor’s, and each of its Subsidiaries’, premises to enable Agent to conduct such inspections and examinations. Such inspections and examinations shall be at Borrower’s expense and the charge therefor shall be $1,100 per person per day (or such higher amount as shall represent Agent’s then current standard charge), plus out-of-pocket expenses; provided that Borrower shall only be required to reimburse Agent for up to three such inspections and examinations in any Fiscal Year plus any additional inspections and examinations that are conducted during the existence of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Agent may, at Borrower’s expense, use each Loan Party’s personnel, computer and other equipment, programs, printed output and computer readable media, supplies and premises for the collection, sale or other disposition of Collateral to the extent Agent, in its sole discretion, deems appropriate. Each Loan Party Obligor hereby irrevocably authorizes all accountants and other financial professional third parties to disclose and deliver to Agent, at Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Loan Parties.

4.8     Appraisals. Each Loan Party Obligor will permit Agent and each of its representatives or agents to conduct appraisals and valuations of the Collateral at such times and intervals as Agent may designate. Such appraisals and valuations shall be at Borrower’s expense; provided that Borrower shall only be required to reimburse Agent for up to three appraisals and valuations in any Fiscal Year plus any additional appraisals and valuations that are conducted during the existence of an Event of Default.

Loan and Security Agreement

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

To induce Agent and each Lender to enter into this Agreement, each Loan Party Obligor represents, warrants and covenants as follows (it being understood and agreed that (a) each such representation and warranty (i) will be made as of the date hereof and be deemed remade as of each date on which the Term Loan or any other extension of credit is made (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation or warranty will be made as of such earlier and/or specified date), and (ii) shall not be affected by any knowledge of, or any investigation by, Agent or any Lender, and (b) each such covenant shall continuously apply with respect to all times commencing on the date hereof and continuing until the Termination Date):

5.1     Existence and Authority. Each Loan Party is duly organized, incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation (which jurisdiction is identified in Section 1(a) of the Disclosure Schedule) and is qualified to do business in each jurisdiction in which the operation of its business requires that it be qualified (which each such jurisdiction is identified in Section 1(a) of the Disclosure Schedule), except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance by each Loan Party Obligor of this Agreement and all of the other Loan Documents to which such Loan Party Obligor is a party have been duly and validly authorized, do not violate such Loan Party Obligor’s Organic Documents, or any law or any agreement or instrument or any court order which is binding upon any Loan Party or its property, do not constitute grounds for acceleration of any Indebtedness or obligation under any agreement or instrument which is binding upon any Loan Party or its property, and do not require the consent of any Person. No Loan Party is required to obtain any government approval, consent, or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents. This Agreement and each of the other Loan Documents have been duly executed and delivered by, and are enforceable against each of the Loan Party Obligors who have signed them, in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Section 1(f) of the Disclosure Schedule sets forth the ownership of each Borrower (other than Solutions) and their respective Subsidiaries. Section 1(i) of the Disclosure Schedule sets forth ta complete list of all Inactive Subsidiaries.

5.2     Names; Trade Names and Styles. The name of each Loan Party Obligor set forth on Section 1(b) of the Disclosure Schedule is its correct and complete legal name as of the date hereof, and no Loan Party Obligor has used any other name at any time in the past five years, or at any time will use any other name, in any tax filing made in any jurisdiction. Listed in Section 1(b) of the Disclosure Schedule are all prior names used by each Loan Party Obligor at any time in the past five years and all of the present and prior trade names used by any Loan Party Obligor at any time in the past five years. Borrower shall give Agent at least thirty days’ prior written notice (and will deliver an updated Section 1(b) of the Disclosure Schedule to reflect the same) before it or any other Loan Party Obligor changes its legal name or does business under any other name.

Loan and Security Agreement

5.3     Title to Collateral; Third Party Locations; Permitted Liens; Inactive Subsidiaries. Each Loan Party Obligor has, and at all times will continue to have, good and marketable title to all of the Collateral. The Collateral now is, and at all times will remain, free and clear of any and all Liens, except for Permitted Liens. Agent now has, and will at all times continue to have, a first-priority (or second-priority, as applicable pursuant to the terms of the Intercreditor Agreement) perfected and enforceable security interest in all of the Collateral, and each Loan Party Obligor will at all times defend Agent, the Lenders and the Collateral against all claims of others. None of the Collateral which is Equipment is, or will at any time, be affixed to any real property that is not subject to a Mortgage in favor of Agent in such a manner, or with such intent, as to become a fixture. Except for leased locations identified in Section 1(c) of the Disclosure Schedule delivered on the Closing Date, and except for other leases or subleases as to which Borrower has delivered to Agent a landlord’s waiver in form and substance satisfactory to Agent, no Loan Party Obligor is or will be a lessee or sublessee under any real property lease or sublease. With respect to the leased location at 101 Bullitt Lane, Suite 20, Louisville, KY 40222, the assets located at such location have a value of less than $100,000 and copies of all books and records at such location are also maintained at 10901 North McKinley Drive, Tampa, FL 33612-6455. Except for (A) warehouses as to which Borrower has delivered to Agent a warehouseman’s waiver in form and substance satisfactory to Agent and (B) bailment arrangements entered into in the ordinary course of such Loan Party Obligor’s business and consistent with past practices prior to the Closing Date, no Loan Party Obligor is or will at any time be a bailor of any Inventory at any warehouse or otherwise. Except for (x) warehouses as to which Borrower has delivered to Agent a warehouseman’s waiver in form and substance satisfactory to Agent, and (y) bailment arrangements with respect to Equipment out for repair in the ordinary course of business (but only so long as such Equipment out for repair at any given time does not have an aggregate value in excess of $200,000 without the prior written consent of Agent), no Loan Party Obligor is or will at any time be a bailor of any Equipment or other assets (other than Inventory) at any warehouse or otherwise. No M&E that is out for repair shall be included as Eligible M&E. Except as otherwise permitted pursuant to this Agreement, prior to causing or permitting any Term Loan Priority Collateral (as defined in the Intercreditor Agreement) to at any time be located upon premises in which any third party (including any landlord, warehouseman, or otherwise) has an interest, Borrower shall notify Agent and the applicable Loan Party Obligor shall, cause each such third party to execute and deliver to Agent, in form and substance acceptable to Agent, such waivers, collateral access agreements, and subordinations as Agent shall specify, so as to, among other things, ensure that Agent’s rights in the Collateral are, and will at all times continue to be, superior to the rights of any such third party and that Agent has access to such Collateral. Each applicable Loan Party Obligor will keep at all times in full force and effect, and will comply at all times with all the terms of, any lease of real property where any of the Collateral now or in the future may be located. No Subsidiary of any Borrower that has been designated as an Inactive Subsidiary (either on the Closing Date or on the date such Subsidiary was acquired by any Borrower) (i) conducts, or will conduct, any active business operations (including the operations of a holding company), (ii) has, or will have, assets with a fair market value of $10,000 or more or (iii) owns, or will own, Equity Interests of any Borrower or any other Subsidiary (except another Inactive Subsidiary) of any Borrower, and no entity that was originally designated as an Inactive Subsidiary (either on the Closing Date or on the date such Subsidiary was acquired by any Borrower) has ceased, or is permitted to, cease to satisfy all the requirements for an Inactive Subsidiary. The fair market value of all assets of all Inactive Subsidiaries does not, and shall not be permitted to, exceed $50,000 at any one time in the aggregate. If at any time any Subsidiary that has previously been designated as an Inactive Subsidiary shall cease to satisfy any of the requirements for an Inactive Subsidiary, such Subsidiary shall immediately cease to constitute an Inactive Subsidiary and Borrower shall promptly give written notice of such occurrence to Lender.

Loan and Security Agreement

5.4     Accounts and Chattel Paper; M&E.

(a)     All Accounts and Chattel Paper of each Loan Party Obligor are genuine and in all respects what they purport to be, arise out of a completed, bona fide and unconditional and non-contingent sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto, each Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to such Accounts and Chattel Paper were executed, and the transactions giving rise to such Accounts and Chattel Paper comply with all applicable laws and governmental rules and regulations.

(b)     As to each item of M&E that is identified by Borrower as Eligible M&E in a Borrowing Base Certificate submitted to Agent, such M&E is (i) of good and merchantable quality, free from known defects, and (ii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible M&E.

5.5     Electronic Chattel Paper. To the extent that any Loan Party Obligor obtains or maintains any Electronic Chattel Paper, such Loan Party Obligor shall at all times create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided below, unalterable, (ii) the authoritative copy identifies Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

5.6     Capitalization; Investment Property.

(a)     No Loan Party, directly or indirectly, owns, or shall at any time own, any Equity Interests of any other Person except as set forth in Sections 1(f) and 1(g) of the Disclosure Schedule, which such Sections of the Disclosure Schedule list all Investment Property owned by each Loan Party Obligor, except in each case for Permitted Investments and except as permitted by Section 5.24(a).

(b)     None of the Pledged Equity has been issued or otherwise transferred in violation of the Securities Act, or other applicable laws of any jurisdiction to which such issuance or transfer may be subject.

(c)     The Pledged Equity pledged by each Loan Party Obligor hereunder constitutes all of the issued and outstanding equity interests of each Issuer owned by such Loan Party Obligor.

(d)     All of the Pledged Equity has been duly and validly issued and is fully paid and non-assessable, and the holders thereof are not entitled to any preemptive, first refusal, or other similar rights. There are no outstanding options, warrants or similar agreements, documents, or instruments with respect to any of the Pledged Equity.

(e)     Each Loan Party Obligor has caused each Issuer to amend or to otherwise modify its Organic Documents, books, records, and related agreements, documents, and instruments, as applicable, to reflect the rights and interests of Agent and the Lenders hereunder, and to the extent required to enable and empower Agent and the Lenders to exercise and enforce their rights and remedies hereunder in respect of the Pledged Equity and other Investment Property.

Loan and Security Agreement

(f)     Each Loan Party Obligor will take any and all actions required or requested by Agent, from time to time, to (i) cause Agent to obtain exclusive control of any Investment Property in a manner acceptable to Agent and (ii) obtain from any Issuers and such other Persons as Agent shall specify, for the benefit of Agent, written confirmation of Agent’s exclusive control over such Investment Property and take such other actions as Agent may request to perfect Agent’s security interest in any Investment Property. For purposes of this Section 5.6, Agent shall have exclusive control of Investment Property if (A) pursuant to Section 3.2, such Investment Property consists of certificated securities and the applicable Loan Party Obligor delivers such certificated securities to Agent (with all appropriate endorsements); (B) such Investment Property consists of uncertificated securities and either (x) the applicable Loan Party Obligor delivers such uncertificated securities to Agent or (y) the Issuer thereof agrees, pursuant to documentation in form and substance satisfactory to Agent, that it will comply with instructions originated by Agent without further consent by the applicable Loan Party Obligor, and (C) such Investment Property consists of security entitlements and either (x) Agent becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to documentation in form and substance satisfactory to Agent, that it will comply with entitlement orders originated by Agent without further consent by the applicable Loan Party Obligor. Each Loan Party Obligor that is a limited liability company or a partnership hereby represents and warrants that it has not, and at no time will, elect pursuant to the provisions of Section 8-103 of the UCC to provide that its equity interests are securities governed by Article 8 of the UCC.

(g)     No Loan Party owns, or has any present intention of acquiring, any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.

(h)     No Loan Party Obligor shall vote to enable, or take any other action to cause or to permit, any Issuer to issue any equity interests of any nature, or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any equity interests of any nature of any Issuer.

(i)     No Loan Party Obligor shall take, or fail to take, any action that would in any manner impair the value or the enforceability of Agent’s Lien on any of the Investment Property, or any of Agent’s or any Lender’s rights or remedies under this Agreement or any other Loan Document with respect to any of the Investment Property.

(j)     In the case of any Loan Party Obligor which is an Issuer, such Issuer agrees that the terms of Section 7.3(g)(iii) of this Agreement shall apply to such Loan Party Obligor with respect to all actions that may be required of it pursuant to such Section 7.3(g)(iii) regarding the Investment Property issued by it.

5.7     Commercial Tort Claims. No Loan Party Obligor has any Commercial Tort Claims pending other than those listed in Section 2 of the Disclosure Schedule, and each Loan Party Obligor shall promptly (but in any case no later than five Business Days thereafter) notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party. Such notice shall constitute such Loan Party Obligor’s authorization to amend such Section 2 to add such Commercial Tort Claim and shall automatically be deemed to amend such Section 2 to include such Commercial Tort Claim.

Loan and Security Agreement

5.8     Jurisdiction of Organization; Location of Collateral. Sections 1(c) and 1(d) of the Disclosure Schedule set forth (i) each place of business of each Loan Party Obligor (including its chief executive office), (ii) all locations where all Inventory, Equipment, and other Collateral owned by each Loan Party Obligor is kept, and (iii) whether each such Collateral location and/or place of business (including each Loan Party Obligor’s chief executive office) is owned by a Loan Party or leased (and if leased, specifies the complete name and notice address of each lessor). No Term Loan Priority Collateral owned by any Borrower is located outside of the United States. No Collateral is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as expressly indicated in Sections 1(c) and 1(d) of the Disclosure Schedule. Each Loan Party Obligor will give Agent at least thirty days’ prior written notice before changing its jurisdiction of organization, opening any additional place of business, changing its chief executive office or the location of its books and records, or moving any of the Collateral (except for Inventory having an aggregate value of not more than $50,000) to a location other than one of the locations set forth in Sections 1(c) and 1(d) of the Disclosure Schedule, and will execute and deliver all financing statements, landlord waivers, collateral access agreements, mortgages, and all other agreements, instruments and documents which Agent shall require in connection therewith prior to making such change, all in form and substance satisfactory to Agent. Without the prior written consent of Agent, no Loan Party Obligor will at any time (x) change its jurisdiction of organization or (y) except for inventory having an aggregate fair market value of less than $50,000 per fiscal year moved outside of the continental United States of America in the course of Borrower’s ordinary course of business and consistent with past practices prior to the Closing Date, allow any Collateral located within the continental United States of America to subsequently be moved outside of the continental United States of America.

5.9     Financial Statements and Reports; Solvency.

(a)     All financial statements delivered to Agent or any Lender by or on behalf of any Loan Party have been, and at all times will be, prepared in conformity with GAAP and completely and fairly reflect the financial condition of each Loan Party covered thereby, at the times and for the periods therein stated.

(b)     As of the date hereof (after giving effect to the Term Loan to be made on the date hereof, and the consummation of the transactions contemplated hereby (including the execution and delivery of the ABL Loan Agreement and the making of extensions of credit thereunder on the date hereof), ), (i) the fair saleable value of all of the assets and properties of each Loan Party (other than Inactive Subsidiaries), individually, exceeds the aggregate liabilities and Indebtedness of each such Loan Party (including contingent liabilities), and the fair saleable value of all of the assets and properties of all Loan Parties taken as a whole exceeds the aggregate liabilities and Indebtedness of all Loan Parties taken as a whole, (ii) each Loan Party (other than Inactive Subsidiaries), individually, is solvent and able to pay its debts as they come due, and all Loan Parties taken as a whole, are solvent and able to pay their debts as they come due (iii) each Loan Party (other than Inactive Subsidiaries), individually, has sufficient capital to carry on its business as now conducted and as proposed to be conducted, and all Loan Parties taken as a whole, have sufficient capital to carry on their business as now conducted and as proposed to be conducted (iv) no Loan Party (other than Inactive Subsidiaries) is contemplating either the liquidation of all or any substantial portion of its assets or property, or the filing of any petition under any state, federal, or other bankruptcy, concurso mercantil or insolvency law, and (v) no Loan Party has knowledge of any Person contemplating the filing of any such petition against any Loan Party.

Loan and Security Agreement

5.10     Tax Returns and Payments; Pension Contributions. Each Loan Party has timely filed all tax returns and reports required by applicable law, has timely paid all applicable Taxes, assessments, deposits and contributions owing by such Loan Party and will timely pay all such items in the future as they became due and payable. Each Loan Party may, however, defer payment of any contested taxes; provided, that such Loan Party (i) in good faith contests its obligation to pay such Taxes by appropriate proceedings promptly and diligently instituted and conducted; (ii) notifies Agent in writing of the commencement of, and any material development in, the proceedings; (iii) posts bonds or takes any other commercially reasonable steps required to keep the contested taxes from becoming a Lien upon any of the Collateral and (iv) maintains adequate reserves therefor in conformity with GAAP. No Loan Party is aware of any claims or adjustments proposed for any prior tax years that could result in additional taxes becoming due and payable by any Loan Party. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $50,000 on any Loan Party. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in liabilities individually or in the aggregate on any Loan Party in excess of $50,000. No ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, in each case that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $50,000. Each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, in each case except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $50,000.  As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $50,000. No Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $50,000. No Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $50,000.

5.11     Compliance with Laws; Intellectual Property; Licenses; Pensions.

(a)     Each Loan Party has complied, and will continue at all times to comply, in all material respects with all provisions of all applicable laws and regulations, including those relating to the ownership, use or operations of real or personal property, the conduct and licensing of each Loan Party’s business, the payment and withholding of Taxes, ERISA and other employee matters, and safety and environmental matters.

Loan and Security Agreement

(b)     No Loan Party has received written notice of default or violation, nor is any Loan Party in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other Governmental Authority relating to any aspect of any Loan Party’s business, affairs, properties or assets. No Loan Party has received written notice of or been charged with, or is, to the knowledge of any Loan Party, under investigation with respect to, any violation in any material respect of any provision of any applicable law. No Loan Party or any real property owned, leased or used in the operation of the business is subject to any federal, state or local investigation to determine whether any remedial action is needed to address any hazardous materials or an environmental release (as that term is defined under environmental and health and safety laws) at, on, or under any real property currently leased, owned or used by a Loan party nor is a Loan Party liable for any environmental release identified or under investigation at, on or under any real property previously owned, leased or used by a Loan Party. No Loan Party has any contingent liability with respect to any environmental release, environmental pollution or hazardous material on any real property now or previously owned, leased or operated by it.

(c)     No Loan Party Obligor owns any Intellectual Property, except as set forth in Section 4 of the Disclosure Schedule. Except as set forth in Section 4 of the Disclosure Schedule, none of the Intellectual Property owned by any Loan Party Obligor is the subject of any licensing or franchise agreement pursuant to which such Loan Party Obligor is the licensor or franchisor. Each Loan Party Obligor shall promptly (but in any event within thirty (30) days thereafter) notify Agent in writing of any additional Intellectual Property rights acquired or arising after the Closing Date and shall submit to Agent a supplement to Section 4 of the Disclosure Schedule to reflect such additional rights (provided that such Loan Party Obligor’s failure to do so shall not impair Agent’s security interest therein). Each Loan Party Obligor shall execute a separate security agreement granting Agent a security interest in such Intellectual Property (whether owned on the Closing Date or thereafter), in form and substance acceptable to Agent and suitable for registering such security interest in such Intellectual Property with the United States Patent and Trademark Office and/or United States Copyright Office, as applicable (provided that such Loan Party Obligor’s failure to do so shall not impair Agent’s security interest therein). Each Loan Party owns or has, and will at all times continue to own or have, the valid right to use all material patents, trademarks, copyrights, software, computer programs, equipment designs, network designs, equipment configurations, technology and other Intellectual Property used, marketed and sold in such Loan Party’s business, and each Loan Party is in compliance, and will continue at all times to comply, in all material respects with all licenses, user agreements and other such agreements regarding the use of Intellectual Property. No Loan Party has any knowledge that, or has received any notice claiming that, any of such Intellectual Property infringes upon or violates the rights of any other Person.

(d)     Each Loan Party has and will continue at all times to have, all federal, state, local and other licenses and permits required to be maintained in connection with such Loan Party’s business operations and its ownership, use and operation of any real property, and all such licenses and permits necessary for the operation of the business are valid and will remain and in full force and effect. Each Loan Party has, and will continue at all times to have, complied with the requirements of such licenses and permits in all material respects, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. No Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn.

(e)     In addition to and without limiting the generality of clause (a) above, (i) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Plans, (ii) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (iii) allow any facts or circumstances to exist with respect to one or more Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (iv) not participate in any prohibited transaction that could result in other than a de minimis civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (v) operate each Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (vi) furnish to Agent upon Agent’s written request such additional information about any Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (y) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (z) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

Loan and Security Agreement

5.12     Litigation. Section 1(e) of the Disclosure Schedule discloses all claims, proceedings, litigation or investigations pending or (to the best of each Loan Party Obligor’s knowledge) threatened against any Loan Party as of the Closing Date. There is no claim, suit, litigation, proceeding or investigation pending or (to the best of each Loan Party Obligor’s knowledge) threatened by or against or affecting any Loan Party in any court or before any Governmental Authority (or any basis therefor known to any Loan Party Obligor) which may result, either separately or in the aggregate, in liability in excess of $100,000 for the Loan Parties, in any Material Adverse Effect, or in any material impairment in the ability of any Loan Party to carry on its business in substantially the same manner as it is now being conducted.

5.13     Use of Proceeds. All proceeds of the Term Loan shall be used by Borrower solely (i) with respect to Loans made on the Closing Date, to repay in full certain indebtedness owing to each of PNC Bank, National Association and Meritor Heavy Vehicle Systems, LLC, (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (iii) for Borrower’s working capital purposes, operational expenses, and capital expenditures permitted under this Agreement and (iv) for such other purposes as specifically permitted pursuant to the terms of this Agreement. All proceeds of the Term Loan will be used solely for lawful business purposes.

5.14     Insurance.

(a)     Each Loan Party will at all times carry property, liability and other insurance, with insurers acceptable to Agent, in such form and amounts, and with such deductibles and other provisions, as are usually obtained by companies engaged in the same or similar business as such Loan Party Obligors and which are satisfactory to Agent, and Borrower will provide Agent with evidence satisfactory to Agent that such insurance is, at all times, in full force and effect. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth in Section 5 of the Disclosure Schedule. Each property insurance policy shall name Agent as loss payee and shall contain a lender’s loss payable endorsement in form acceptable to Agent, each liability insurance policy shall name Agent as an additional insured, and each business interruption insurance policy shall be collaterally assigned to Agent, all in form and substance reasonably satisfactory to Agent. All policies of insurance shall provide that they may not be cancelled or changed without at least thirty days’ prior written notice to Agent, and shall otherwise be in form and substance reasonably satisfactory to Agent. Borrower shall advise Agent promptly of any policy cancellation, non-renewal, reduction, or material amendment with respect to any insurance policies maintained by any Loan Party or any receipt by any Loan Party of any notice from any insurance carrier regarding any intended or threatened cancellation, non-renewal, reduction or material amendment of any of such policies, and Borrower shall promptly deliver to Agent copies of all notices and related documentation received by any Loan Party in connection with the same.

Loan and Security Agreement

(b)     Borrower shall deliver to Agent no later than fifteen (15) days prior to the expiration of any then current insurance policies, insurance certificates evidencing renewal of all such insurance policies required by this Section 5.14. Borrower shall deliver to Agent, upon Agent’s request, certificates evidencing such insurance coverage in such form as Agent shall specify. If any Loan Party fails to provide Agent with a certificate of insurance or other evidence of the continuing insurance coverage required by this Agreement within the time period set forth in the first sentence of this Section 5.14(b), Agent may purchase insurance required by this Agreement at Borrower’s expense. This insurance may, but need not, protect any Loan Party’s interests.

5.15     Financial, Collateral and Other Reporting / Notices. Each Loan Party has kept and will at all times keep adequate records and books of account with respect to its business activities and the Collateral in which proper entries are made in accordance with GAAP reflecting all its financial transactions. Each Loan Party Obligor will cause to be prepared and furnished to Agent, in each case in a form and in such detail as is acceptable to Agent the following items (the items to be provided under this Section 5.15 shall be delivered to Agent in writing or in another form of Approved Electronic Communication).

(a)     Annual Financial Statements. Not later than ninety (90) days after the close of each Fiscal Year, (i) unqualified, audited financial statements of Solutions and each of its Subsidiaries as of the end of such Fiscal Year, including balance sheet, income statement, and statement of cash flow for such Fiscal Year, in each case on a consolidated basis, audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Agent, together with a copy of any management letter issued in connection therewith. Concurrently with the delivery of such financial statements, Borrower shall deliver to Agent a Compliance Certificate, indicating (x) whether Borrower is in compliance with each of the covenants specified in Section 5.26, and setting forth a detailed calculation of such covenants, (y) indicating whether any Default or Event of Default is then in existence, and (z) setting forth a detailed calculation of Excess Cash Flow; (ii) internally prepared financial statements of Solutions and each of its Subsidiaries as of the end of such Fiscal Year, including balance sheet, income statement, and statement of cash flow for such Fiscal Year, in each case on a consolidating basis, and (iii) internally prepared financial statements of the engineered oil field services business of Solutions and its Subsidiaries as of the end of such Fiscal Year, including balance sheet, income statement, and statement of cash flow for such Fiscal Year.

(b)     Interim Financial Statements. Not later than twenty days after the end of each month hereafter, including the last month of each Fiscal Year, (i) unaudited interim financial statements of Solutions and each of its Subsidiaries as of the end of such month and of the portion of such Fiscal Year then elapsed, including balance sheet, income statement, statement of cash flow, and results of their respective operations during such month and the then-elapsed portion of the Fiscal Year, together with comparative figures for the same periods in the immediately preceding Fiscal Year and the corresponding figures from the budget for the Fiscal Year covered by such financial statements, in each case on a consolidated and consolidating basis, certified by an Authorized Officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations (including management discussion and analysis of such results) of Solutions and each of its Subsidiaries for such month and period subject only to changes from ordinary course year-end audit adjustments and except that such statements need not contain footnotes and (ii) unaudited interim financial statements of the engineered oil field services business of Solutions and its Subsidiaries as of the end of such month and of the portion of such Fiscal Year then elapsed, including balance sheet, income statement, statement of cash flow, and results of their respective operations during such month and the then-elapsed portion of the Fiscal Year, certified by an Authorized Officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations (including management discussion and analysis of such results) of the engineered oil field services business Solutions and of its Subsidiaries for such month and period subject only to changes from ordinary course year-end audit adjustments and except that such statements need not contain footnotes. Concurrently with the delivery of such financial statements, Borrower shall deliver to Agent a Compliance Certificate, indicating whether (w) Borrower is in compliance with each of the covenants specified in Section 5.26 (regardless of whether or not the Fixed Charge Test Commencement Date has occurred), and setting forth a detailed calculation of such covenants, and (x) any Default or Event of Default is then in existence;

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(c)     Borrowing Base / Collateral Reports / Insurance Certificates / Disclosure Schedules / Other Items. The items described on Schedule D hereto by the respective dates set forth therein.

(d)     Projections, Etc. Not later than thirty (30) days prior to the end of each Fiscal Year, monthly business projections for the following Fiscal Year for the Loan Parties on a consolidated and consolidating basis, which projections shall include for each such period Term Loan Borrowing Base and Borrowing Base (as defined in the ABL Loan Agreement) projections, profit and loss projections, balance sheet projections, income statement projections and cash flow projections;

(e)     Shareholder Reports, Etc. To the extent the following are not publicly available on the Solution’s website or on the website of the Securities and Exchange Commission, promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which each Loan Party has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Loan Party files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or any national securities exchange;

(f)     ERISA Reports. Copies of any annual report to be filed pursuant to the requirements of ERISA in connection with each plan subject thereto promptly upon request by Agent and in addition, each Loan Party shall promptly notify Agent upon having knowledge of any ERISA Event; and

(g)     Tax Returns. Upon request form Agent, each federal and state income tax return filed by any Loan Party or Other Obligor promptly following such request, together with such supporting documentation as is supplied to the applicable tax authority with such return and proof of payment of any amounts owing with respect to such return.

(h)     Notification of Certain Changes. Borrower will promptly (and in no case later than the earlier of (i) three Business Days after the occurrence of any of the following and (ii) such other date that such information is required to be delivered pursuant to this Agreement or any other Loan Document) notify Agent in writing of: (i) the occurrence of any Default or Event of Default, (ii) the occurrence of any event that has had, or may reasonably be expected to have, a Material Adverse Effect, (iii) any change in any Loan Party’s Senior Officers or directors, (iv) any material investigation, action, suit, proceeding or claim (or any material development with respect to any existing investigation, action, suit, proceeding or claim) relating to any Loan Party, any officer or director of a Loan Party, the Collateral or which may result in an adverse impact upon any Loan Party’s business, assets or financial condition, (v) any violation or asserted violation of any applicable law (including OSHA or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect or otherwise result in material liability to any Loan Party Obligor, (vi) any material loss or damage to the Collateral, (vii) any event or the existence of any circumstance that has resulted in, or could reasonably be expected to result in, any material adverse change in the business or financial affairs of any Loan Party, any Default, or any Event of Default, or which would make any representation or warranty previously made by any Loan Party to Agent untrue in any material respect or constitute a material breach if such representation or warranty was then being made, (viii) any actual or alleged breaches of any Material Contract or termination or threat to terminate any Material Contract or any material amendment to or modification of a Material Contract, or the execution of any new Material Contract by any Loan Party and (ix) any change in any Loan Party’s certified accountant In the event of each such notice under this Section 5.15(h), Borrower shall give notice to Agent of the action or actions that each Loan Party has taken, is taking, or proposes to take with respect to the event or events giving rise to such notice obligation.

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(i)     Other Information. Promptly upon request, such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or each Loan Party’s and each Other Obligor’s business or financial condition or results of operations.

5.16     Litigation Cooperation. Should any third-party suit, regulatory action, or any other judicial, administrative, or similar proceeding be instituted by or against Agent or any Lender with respect to any Collateral or in any manner relating to any Loan Party, this Agreement, any other Loan Document or the transactions contemplated hereby, each Loan Party Obligor shall, without expense to Lender, make available each Loan Party, such Loan Party’s officers, employees and agents, and any Loan Party’s books and records, without charge, to the extent that Agent or such Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.17     Maintenance of Collateral, Permitted Sale-Leaseback Transaction; Cash Collateral Account.

(a)     Each Loan Party Obligor will maintain all of the Collateral in good working condition, ordinary wear and tear excepted, and no Loan Party Obligor will use the Collateral for any unlawful purpose.

(b)     The Loan Parties shall, and shall cause their Subsidiaries to, (i) satisfy each of the Permitted Sale-Leaseback Milestones within the time periods specified therefor in the definition of Permitted Sale-Leaseback Milestones, and (ii) on the Business Day on which Borrower receives the Net Cash Proceeds of the Permitted Sale Lease-back Transaction, either, as directed by Agent in writing in Agent’s sole discretion, (x) deposit Net Cash Proceeds of not less than $5,000,000 (the “Net Cash Proceeds Amount”) from the Permitted Sale-Leaseback Transaction into the Cash Collateral Account or (y) pay an amount equal to 100% of the Net Cash Proceeds from the Permitted Sale-Leaseback Transaction to Agent to be applied against the Obligations, which amount shall be allocated by Agent as a prepayment of the Term Loan (to be applied in the inverse order of maturity of the installments thereunder (for the avoidance of doubt, the amount that is due and payable on the Maturity Date constitutes an installment) and payment by Borrower of any Early Payment/Termination Premium which would then be required in connection with such prepayment of the Term Loan at such time under the terms of the Fee Letter under the heading “Early Termination Fee”.

(c)     Upon the occurrence of (i) an Event of Default, (ii) the failure to consummate the Permitted Sale-Leaseback Transaction on or prior to August 31, 2016, or (iii) the failure of Borrower to have Excess Availability plus Qualified Cash (other than amounts on deposit in the Cash Collateral Account) of at least $5,000,000 at any time, Agent is authorized to instruct the bank maintaining the Cash Collateral Account to pay or transfer the balance of such Cash Collateral Account to or for the benefit of Agent, for application by Agent to repay the Obligations, to be allocated as a prepayment of the outstanding principal amount of the Term Loan (to be applied in the inverse order of maturity of the installments thereunder (for the avoidance of doubt, the amount that is due and payable on the Maturity Date constitutes an installment) and payment by Borrower of any Early Payment/Termination Premium which would then be required in connection therewith at such time under the terms of the Fee Letter under the heading “Early Termination Fee”.

Loan and Security Agreement

(d)     No Loan Party shall use or have access to the Cash Collateral Account or the funds therein, other than to collateralize the Obligations, until such time as the Obligations have been repaid in full in cash; provided, however, that from and after the Release Date, so long as no Default or Event of Default has occurred and is continuing, to the extent permitted by applicable law, Borrower may direct Agent to instruct the bank maintaining the Cash Collateral Account to pay or transfer all or any portion of the balance of such Cash Collateral Account to or for the benefit of Agent, for application by Agent to repay the Obligations, to be allocated as a prepayment of the outstanding principal amount of the Term Loan (to be applied in the inverse order of maturity of the installments thereunder (for the avoidance of doubt, the amount that is due and payable on the Maturity Date constitutes an installment) and payment by Borrower of any Early Payment/Termination Premium which would then be required in connection therewith at such time under the terms of the Fee Letter under the heading “Early Termination Fee”.

5.18     Material Contracts. Except as expressly disclosed in Section 1(h) of the Disclosure Schedule, no Loan Party is (a) a party to any contract which has had or could reasonably be expected to have a Material Adverse Effect or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (x) any contract to which it is a party or by which any of its assets or properties is bound, which default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) any Material Contract. Except for the contracts and other agreements listed in Section 1(h) of the Disclosure Schedule, no Loan Party is party, as of the Closing Date, to any (i) employment agreements covering the management of any Loan Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Loan Party, (iii) agreements for managerial, consulting or similar services to which any Loan Party is a party or by which it is bound, (iv) agreements regarding any Loan Party, its assets or operations or any investment therein to which any of its equity holders is a party, (v) patent licenses, trademark licenses, copyright licenses or other lease or license agreements to which any Loan Party is a party, either as lessor or lessee, or as licensor or licensee, (vi) distribution, marketing or supply agreements to which any Loan Party is a party, (vii) customer agreements to which any Loan Party is a party (in each case with respect to any contract of the type described in the preceding clauses (i), (iii), (iv), (v), (vi) and (vii) requiring payments of more than $100,000 in the aggregate in any Fiscal Year), (viii) partnership agreements to which any Loan Party is a partner, limited liability company agreements to which any Loan Party is a member or manager, or joint venture agreements to which any Loan Party is a party, (ix) real estate leases, or (x) any other contract to which any Loan Party is a party, in each case with respect to this clause (x) the breach, nonperformance or cancellation of which, could reasonably be expected to have a Material Adverse Effect; (each such contract and agreement, described in the preceding clauses (i) to (x), a “Material Contract”).

5.19     No Default. No Default or Event of Default has occurred and is continuing.

5.20     No Material Adverse Change. Since June 30, 2015 there has been no material adverse change in the financial condition, business, prospects, operations, or properties of any Loan Party or any Other Obligor.

Loan and Security Agreement

5.21     Full Disclosure. No written report, notice, certificate, information or other statement delivered or made (including, in electronic form) by or on behalf of any Loan Party, any Other Obligor or any of their respective Affiliates to Agent or any Lender in connection with this Agreement or any other Loan Document contains or will at any time contain any untrue statement of a material fact, or omits or will at any time omit to state any material fact necessary to make any statements contained herein or therein not misleading. Except for matters of a general economic or political nature which do not affect any Loan Party or any Other Obligor uniquely, there is no fact presently known to any Loan Party Obligor which has not been disclosed to Agent, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.22     Sensitive Payments. No Loan Party (a) has made or will at any time make any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the applicable laws of the United States or the jurisdiction in which made or any other applicable jurisdiction, (b) has established or maintained or will at any time establish or maintain any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) has made or will at any time make any payments to any Person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment, or (d) has engaged in or will at any time engage in any “trading with the enemy” or other transactions violating any rules or regulations of the Office of Foreign Assets Control or any similar applicable laws, rules or regulations. 5.23     Solutions. Solutions does not and shall not at any time (i) engage in any business activities other than serving as a passive holding company for Borrower, (ii) have any material assets other than the outstanding shares of equity interests issued by Borrower, (iii) have any Subsidiaries other than those set forth on the Disclosure Schedule or permitted under this Agreement, or (iv) have any material liabilities other than the Obligations.

5.24     ABL and Subordinated Debt.

(a)     Borrower has furnished Agent a true, correct and complete copy of each of the ABL Documents and Subordinated Debt Documents. No statement or representation made in any of the ABL Documents or Subordinated Debt Documents by Borrower or any other Loan Party or, to Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect as of the time that such statement or representation is made. Each of the representations and warranties of the Loan Parties set forth in each of the ABL Documents and Subordinated Debt Documents are true and correct in all respects. No portion of the Subordinated Debt is, or at any time shall be, (a) secured by any assets of any of the Loan Parties or any other Person or any equity issued by any of the Loan Parties or any other Person (except to the extent expressly permitted by the Subordinated Debt Subordination Agreement), or (b) guaranteed by any Person (except to the extent expressly permitted by the Subordinated Debt Subordination Agreement).

(b)     The provisions of the Intercreditor Agreement are enforceable against each Loan Party Obligor. Borrower and each other Loan Party Obligor acknowledges that Agent and Lenders are entering into this Agreement and extending credit and making the Term Loan in reliance upon the Intercreditor Agreement and this Section 5.24.

(c)     The provisions of the Subordinated Debt Subordination Agreement are enforceable against each holder of the Subordinated Debt. Borrower and each other Loan Party Obligor acknowledges that Agent and Lenders are entering into this Agreement and extending credit and making the Term Loan in reliance upon the Subordinated Debt Subordination Agreement and this Section 5.24. All Obligations constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Debt Documents.

Loan and Security Agreement

5.25     Negative Covenants. No Loan Party Obligor shall, and no Loan Party Obligor shall permit any other Loan Party to:

(a)     merge or consolidate with another Person, form any new Subsidiary or acquire any interest in any Person;

(b)     acquire any assets except in the ordinary course of business or as otherwise expressly permitted by this Agreement;

(c)     enter into any transaction outside the ordinary course of business that is not expressly permitted by this Agreement;

(d)     sell, transfer, return, or dispose of any Collateral or other assets with an aggregate value in excess of $125,000 in any calendar year, except that each Loan Party may sell finished goods, slow moving and obsolete Inventory in the ordinary course of its business and may consummate the Permitted Sale-Leaseback Transaction;

(e)     make any loans to, or investments in, any Affiliate or other Person in the form of money or other assets; provided that, (i) Borrowers may make investments in Borrowers and (ii) so long as (y) no Event of Default has occurred, is continuing or would result after giving pro forma effect to the making of such loan or investment and (z) such loans or investments are for reasonably necessary business purposes and are consistent with historical practices between Borrower and Sypris Mexico and Sypris Toluca, Borrower may make investments in or loans to its wholly-owned Subsidiaries Sypris Mexico and Sypris Toluca in an aggregate amount not to exceed $100,000 per fiscal year;

(f)     incur any Indebtedness other than the Obligations and Permitted Indebtedness;

(g)     create, incur, assume or suffer to exist any Lien or other encumbrance of any nature whatsoever, other than in favor of Agent to secure the Obligations, on any of the Collateral whether now or hereafter owned, other than Permitted Liens;

(h)     guaranty or otherwise become liable with respect to the obligations of any Person other than (i) the Obligations and (ii) guarantees in respect of Permitted Indebtedness;

(i)     pay or declare any dividends or other distributions on any Loan Party’s stock or other equity interest (except for dividends payable solely in capital stock or other equity interests of such Loan Party and dividends and distributions to another Borrower);

(j)     redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Loan Party’s capital stock or other equity interests, except in connection with the Sypris Equity Plan in the ordinary course of business, consistent with past practice (including without limitation, the use of shares or options to satisfy participant’s tax or other obligations due to Solutions under the Sypris Equity Plan);

(k)     make any change in any Loan Party’s capital structure;

(l)     dissolve or elect to dissolve (except of the dissolution or election to dissolve, in each case, any Inactive Subsidiary, so long Lender receives ten (10) Business Days’ prior written notice thereof);

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(m)     engage, directly or indirectly, in a business other than the business which is being conducted on the date hereof or any business reasonably related, incidental or ancillary thereto, wind up its business operations or cease substantially all, or any material portion, of its normal business operations, or suffer any material disruption, interruption or discontinuance of a material portion of its normal business operations;

(n)     pay any principal or other amount on any Indebtedness that is contractually subordinated to Agent in violation of the applicable subordination or intercreditor agreement or optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than the Obligations in accordance with this Agreement or the ABL Permitted Indebtedness or as expressly permitted in the Side Letter;

(o)     enter into any transaction with an Affiliate other than on arms-length terms disclosed to Agent in writing;

(p)     change its jurisdiction of organization or enter into any transaction which has the effect of changing its jurisdiction of organization except as provided for in Section 5.8;

(q)     agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of any Loan Party’s Organic Documents, except for such amendments or other modifications required by applicable law or that are not adverse to Agent or Lenders, and then, only to the extent such amendments or other modifications are fully disclosed in writing to Agent no less than five Business Days prior to being effectuated;

(r)     enter into or assume any agreement prohibiting the creation or assumption of any Lien on the Collateral to secure the Obligations upon its properties or assets, whether now owned or hereafter acquired;

(s)     create or otherwise cause or suffer to exist or become effective any encumbrance or restriction (other than any Loan Documents) of any kind on the ability of any such Person to pay or make any dividends or distributions to Borrower, to pay any of the Obligations, to make loans or advances or to transfer any of its property or assets to Borrower, except customary terms and conditions in respect of any Permitted Indebtedness or Permitted Liens; or

(t)     agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of any ABL Document in violation of the Intercreditor Agreement or Subordinated Debt Document in violation of the Subordinated Debt Subordination Agreement.

5.26     Financial Covenants. Each Loan Party Obligor shall at all times comply with the Financial Covenants described on Schedule E.

5.27     Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party Obligor or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party Obligor or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party Obligor or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party Obligor or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party Obligor or its Subsidiaries. None of any Loan Party Obligor or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a material liability.

Loan and Security Agreement

5.28     Advisory Services. Borrower shall retain and engage an advisory firm acceptable to, and on terms and conditions acceptable to, ABL Lender and Agent for a minimum period of six (6) months immediately following the Closing Date to assist in the preparation and the monitoring of a 13-week cash flow, Borrowing Base (as defined in the ABL Loan Agreement) and Term Loan Borrowing Base reporting requirements and other aspects of the reporting requirements set forth on Schedule D.

6.	RELEASE, LIMITATION OF LIABILITY AND INDEMNITY.

6.1     Release. Borrower and each other Loan Party Obligor on behalf of itself and its successors, assigns, heirs, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender and any and all Participants, their successors and assigns, their Affiliates, their respective directors, officers, employees, attorneys and agents and any other Person affiliated with or representing Agent or such Lender (the “Released Parties”) of and from any and all liability, including all actual or potential claims, demands or causes of action of any kind, nature or description whatsoever, whether arising in law or equity or under contract or tort or under any state or federal law or otherwise which Borrower or any Loan Party or any of their successors, assigns, or other legal representatives has had, now has or has made claim to have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever, including any liability arising from acts or omissions pertaining to the transactions contemplated by this Agreement and the other Loan Documents, whether based on errors of judgment or mistake of law or fact, from the beginning of time to and including the Closing Date, whether such claims, demands and causes of action are matured or known or unknown (except any liability arising solely as the result of the gross negligence or willful misconduct of such Released Parties, as finally determined by a court of competent jurisdiction). Notwithstanding any provision in this Agreement to the contrary, this Section 6.1 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans. Such release is made on the date hereof and remade upon the date of making of the Term Loan or any other extension of credit hereunder.

6.2     Limitation of Liability. In no circumstance will any of the Released Parties be liable for lost profits or other special, punitive, or consequential damages. Notwithstanding any provision in this Agreement to the contrary, this Section 6.2 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

6.3     Indemnity/Currency Indemnity.

(a)     Each Loan Party Obligor hereby agrees to indemnify each Released Party and hold it harmless from and against any and all claims, debts, liabilities, losses, demands, obligations, actions, causes of action, fines, penalties, costs and expenses (including attorneys’ fees and consultants’ fees), of every nature, character and description (including, without limitation, natural resources damages, property damage and claims for personal injury), which such Released Party may sustain or incur based upon or arising out of any of the transactions contemplated by this Agreement or any other Loan Documents or any of the Obligations, or any other matter, including any breach of any covenant or representation or warranty relating to any environmental and health and safety laws or an environmental release, cause or thing whatsoever occurred, done, omitted or suffered to be done by Agent or any Lender relating to any Loan Party or the Obligations (except any such amounts sustained or incurred solely as the result of the gross negligence or willful misconduct of such Released Party, as finally determined by a court of competent jurisdiction). Notwithstanding any provision in this Agreement to the contrary, this Section 6.3 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

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(b)     If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction with respect to this Agreement or any Loan Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any Loan Document in any currency other than the Judgment Currency (the “Currency Due”) (or for the purposes of Section 1.7(c)), then, to the extent permitted by law, conversion shall be made at the exchange rate reasonably selected by Agent on the Business Day before the day on which judgment is given (or for the purposes of Section 1.7(c), on the Business Day on which the payment was received by Agent or Lenders). In the event that there is a change in such exchange rate between the Business Day before the day on which the judgment is given and the date of receipt by Agent or Lenders of the amount due, each Loan Party Obligor shall to the extent permitted by law, on the date of receipt by Agent or such Lenders, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any as may be necessary to ensure that the amount received by Agent or such Lenders on such date is the amount in the Judgment Currency which (when converted at such exchange rate on the date of receipt by Agent or Lenders in accordance with normal banking procedures in the relevant jurisdiction) is the amount then due under this Agreement or such Loan Document in the Currency Due. If the amount of the Currency Due (including any Currency Due for purposes of Section 1.7(c)) which Agent or such Lenders are so able to purchase is less than the amount of the Currency Due (including any Currency Due for purposes of Section 1.7(c)) originally due to it, each Loan Party Obligor shall to the extent permitted by law jointly and severally indemnify and save Agent or such Lenders harmless from and against loss or damage arising as a result of such deficiency.

7.	EVENTS OF DEFAULT AND REMEDIES.

7.1     Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)     if any warranty, representation, statement, report or certificate made or delivered to Agent or any Lender by or on behalf of any Loan Party or any Other Obligor is untrue or misleading in any material respect;

(b)     if any Loan Party Obligor or any Other Obligor fails to pay, (i) when due, any principal or interest payment required under this Agreement or any other Loan Document, or (ii) within three (3) Business Days when due, any other monetary Obligation;

(c)     (1)     if any Loan Party or any Other Obligor defaults in the due observance or performance of any covenant, condition or agreement contained in Section 3.2, 4.1, 4.6, 4.7, 4.8, 4.9, 5.2 (limited to the last sentence of Section 5.2), 5.3, 5.13, 5.14, 5.15, 5.17, 5.24, 5.25 or 5.26 of this Agreement or in any provisions of the Side Letter or the Post-Closing Agreement; or

(2)     if any Loan Party or any Other Obligor defaults in the due observance or performance of any covenant, condition or agreement contained in any provision of this Agreement or any other Loan Document and not addressed in clauses Sections 7.1(a), (b) or (c)(1), and the continuance of such default unremedied for a period of fifteen (15) Business Days; provided that such fifteen (15) Business Day grace period shall not be available for any default that is not reasonably capable of being cured within such period or for any intentional default;

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(d)     if one or more judgments aggregating in excess of $50,000 is obtained against any Loan Party or any Other Obligor which remains unstayed for more than ten days or is enforced;

(e)     any default with respect to any Indebtedness (other than the Obligations) of any Loan Party or any Other Obligor if (i) such default shall consist of the failure to pay such Indebtedness when due, whether by acceleration or otherwise, or (ii) the effect of such default is to permit the holder, with or without notice or lapse of time or both, to accelerate the maturity of any such Indebtedness or to cause such Indebtedness to become due prior to the stated maturity thereof (without regard to the existence of any subordination or intercreditor agreements);

(f)     the dissolution (other than dissolution of any Inactive Subsidiary after provision of ten Business Days prior written notice to Agent), death, termination of existence, insolvency or business failure or suspension or cessation of business as usual of any Loan Party or any Other Obligor (or of any general partner of any Loan Party or any Other Obligor if it is a partnership);

(g)     if any Loan Party or any Other Obligor shall apply for or consent to the appointment of a receiver, trustee, custodian, conciliador, conciliado, síndico or liquidator of it or any of its properties, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated a bankrupt or insolvent or be the subject of an order for relief under the Bankruptcy Code or under any bankruptcy or insolvency law of a foreign jurisdiction, or file a voluntary petition in bankruptcy or concurso mercantil, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, concurso mercantil, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(h)     the commencement of an involuntary case or other proceeding against any Loan Party or any Other Obligor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, concurso mercantil, insolvency or other similar applicable law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and the same is not dismissed within sixty (60) days, or if an order for relief is entered against any Loan Party or any Other Obligor under any bankruptcy, concurso mercantil, insolvency or other similar applicable law as now or hereafter in effect;

(i)     the actual or attempted revocation or termination of, or limitation or denial of liability under, any guaranty of any of the Obligations, or any security document securing any of the Obligations, by any Loan Party or Other Obligor;

(j)     if any Loan Party or Other Obligor makes any payment on account of any Indebtedness or obligation which has been contractually subordinated to the Obligations other than payments which are not prohibited by the applicable subordination provisions pertaining thereto, or if any Person who has subordinated such Indebtedness or obligations attempts to limit or terminate any applicable subordination provisions pertaining thereto;

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(k)     if there is any actual indictment or conviction of Borrower, any Guarantor or any of their respective Senior Officers under any criminal statute in each case related to a felony committed in the direct conduct of Borrower’s, or such Guarantor’s business, as applicable;

(l)     if (i) Solutions shall cease to directly own and control 100% of each class of the outstanding equity interests of any of Systems, Electronics or Technologies, (ii) Technologies shall cease to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of any of Northern, Southern, International, Kenton, Marion, Mexican Holdings or any other Subsidiary that is a Loan Party Obligor or (iii) Mexican Holdings shall cease to directly own and control 99% of each class of the outstanding Equity Interests of any of Sypris Toluca or Sypris Mexico;

(m)     if (i) Jeffrey T. Gill ceases to be employed as, and actively perform the duties of, the president or chief executive officer of each Loan Party, or (ii) Anthony C. Allen ceases to be employed as, and actively perform the duties of, the chief financial officer of each Loan Party, in each case unless a successor is appointed within sixty days after the termination of such individual’s employment, and such successor is reasonably satisfactory to Agent;

(n)     if any Lien purported to be created by any Loan Document shall cease to be a valid perfected first priority Lien (subject only to any priority accorded by law to Permitted Liens) on any material portion of the Collateral, or any Loan Party or any Other Obligor shall assert in writing that any Lien purported to be created by any Loan Document is not a valid perfected first priority lien (subject only to any priority accorded by law to Permitted Liens) on the assets or properties purported to be covered thereby;

(o)     if any of the Loan Documents or Lien thereunder shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof or by written agreement of all parties thereto);

(p)     if Agent determines in good faith that the Collateral is insufficient to fully secure the Obligations or that the prospect of payment of performance of the Obligations is impaired;

(q)     if the Term Loan Exposure exceeds, at any time, the Term Loan Borrowing Base; or

(r)     (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000, (ii) the existence of any Lien under Section 430(k) or Section 6321 of the Code or Section 303(k) or Section 4068 of ERISA on any assets of a Loan Party, or (iii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000.

(s)     If any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; a Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; or there is a cessation of any material part of the Loan Party’s business for a material period of time.

(t)     (i) an “Event of Default” (as defined in the ABL Loan Agreement) has occurred under the ABL Documents, which “Event of Default” shall not have been cured or waived within any applicable grace period; (ii) termination or breach of the Intercreditor Agreement by Borrower, (iii) the attempt by Borrower to terminate or challenge in writing the validity of its obligations under the Intercreditor Agreement or (iv) the Intercreditor Agreement ceases to be enforceable; or

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7.2     Remedies with Respect to Lending Commitments/Acceleration/Etc. Upon the occurrence and during the continuance of an Event of Default Agent may, in Agent’s sole discretion, and Agent shall at the direction of the Required Lenders (i) terminate all or any portion of its commitment to lend to or extend credit to Borrower under this Agreement and/or any other Loan Document, without prior notice to any Loan Party, and/or (ii) demand payment in full of all or any portion of the Obligations (whether or not payable on demand prior to such Event of Default), together the Early Payment/Termination Premium in the amount specified in the Fee Letter under the heading “Early Termination Fee”, and/or (iii) take any and all other and further actions and avail itself of any and all rights and remedies available to Agent under this Agreement, any other Loan Document, under law and/or in equity. Notwithstanding the foregoing sentence, upon the occurrence of any Event of Default described in Section 7.1(g) or Section 7.1(h), without notice, demand or other action by Agent or any Lender all of the Obligations (including without limitation the Early Payment/Termination Premium in the amount specified in the Fee Letter under the heading “Early Termination Fee”) shall immediately become due and payable whether or not payable on demand prior to such Event of Default.

7.3     Remedies with Respect to Collateral. Without limiting any rights or remedies Agent may have pursuant to this Agreement, the other Loan Documents, under applicable law or otherwise, upon the occurrence and during the continuance of an Event of Default:

(a)     Any and All Remedies. Agent may take any and all actions and avail itself of any and all rights and remedies available to Agent under this Agreement, any other Loan Document, under law or in equity, and the rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or otherwise.

(b)     Collections; Modifications of Terms. Agent may and at the direction of the Required Lenders shall (i) notify all appropriate parties that the Collateral, or any part thereof, has been assigned to Agent; (ii) demand, sue for, collect and give receipts for and take all necessary or desirable steps to collect any Collateral or Proceeds in its or any Loan Party Obligor’s name, and apply any such collections against the Obligations in accordance with Section 5.2; (iii) take control of any Collateral and any cash and non-cash Proceeds of any Collateral; (iv) enforce, compromise, extend, renew settle or discharge any rights or benefits of each Loan Party Obligor with respect to or in and to any Collateral, or deal with the Collateral as Agent may deem advisable; and (v) make any compromises, exchanges, substitutions or surrenders of Collateral Agent deems necessary or proper in its reasonable discretion, including extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to, consent of, or any other action of any Loan Party and without otherwise discharging or affecting the Obligations, the Collateral or the security interests granted to Agent under this Agreement or any other Loan Document.

(c)     Insurance. Agent may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and each Loan Party Obligor’s name any checks or drafts constituting Proceeds of insurance. Any Proceeds of insurance received by Agent shall be applied by Agent against payment of all or any portion of the Obligations in accordance with Section 5.2.

(d)     Possession and Assembly of Collateral. Agent may take possession of the Collateral and/or without removal render each Loan Party Obligor’s Equipment unusable. Upon Agent’s request, and subject to the Intercreditor Agreement, each Loan Party Obligor shall assemble the Collateral and make it available to Agent at a place or places to be designated by Agent.

Loan and Security Agreement

(e)     Set-off; Sharing of Payments.

(i)     Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable requirements of law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation. Agent and each Lender agrees promptly to notify the Borrower and Agent after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 7.3(e) are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders and their Affiliates may have.

(ii)     If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 4.2 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (A) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (B) such Lender shall, to the fullest extent permitted by applicable requirements of law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

(f)     Disposition of Collateral.

(i)     Sale, Lease, etc. of Collateral. Agent may, without demand, advertising or notice, all of which each Loan Party Obligor hereby waives (except as the same may be required by the UCC or other applicable law and is not waivable under the UCC or such other applicable law), at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as determined by Agent (provided such price and terms are commercially reasonable within the meaning of the UCC to the extent such sale or other disposition is subject to the UCC requirements that such sale or other disposition must be commercially reasonable) (A) sell, lease, license or otherwise dispose of any and all Collateral, and/or (B) deliver and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral. Agent may sell, lease, license or otherwise dispose of any Collateral in its then-present condition or following any preparation or processing deemed necessary by Agent in its reasonable discretion. Agent may be the purchaser at any such public or private sale or other disposition of Collateral, and in such case Agent may make payment of all or any portion of the purchase price therefor by the application of all or any portion of the Obligations due to Agent and Lenders to the purchase price payable in connection with such sale or disposition. Agent may, if it deems it reasonable, postpone or adjourn any sale or other disposition of any Collateral from time to time by an announcement at the time and place of the sale or disposition to be so postponed or adjourned without being required to give a new notice of sale or disposition; provided, however, that Agent shall provide the applicable Loan Party Obligor with written notice of the time and place of such postponed or adjourned sale or disposition. Each Loan Party Obligor hereby acknowledges and agrees that Agent’s compliance with any requirements of applicable law in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any sale, lease, license or other disposition of such Collateral.

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(ii)     Deficiency. Each Loan Party Obligor shall remain liable for all amounts of the Obligations remaining unpaid as a result of any deficiency of the Proceeds of the sale, lease, license or other disposition of Collateral after such Proceeds are applied to the Obligations as provided in this Agreement.

(iii)     Warranties; Sales on Credit. Agent may sell, lease, license or otherwise dispose of the Collateral without giving any warranties and may specifically disclaim any and all warranties, including but not limited to warranties of title, possession, merchantability and fitness. Each Loan Party Obligor hereby acknowledges and agrees that Agent’s disclaimer of any and all warranties in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any such disposition of the Collateral. If Agent sells, leases, licenses or otherwise disposes of any of the Collateral on credit, Borrower will be credited only with payments actually made in cash by the recipient of such Collateral and received by Agent and applied to the Obligations. If any Person fails to pay for Collateral acquired pursuant to this Section 7.3(f) on credit, Agent may re-offer the Collateral for sale, lease, license or other disposition.

(g)     Investment Property; Voting and Other Rights; Irrevocable Proxy.

(i)     All rights of each Loan Party Obligor to exercise any of the voting and other consensual rights which it would otherwise be entitled to exercise in accordance with the terms hereof with respect to any Investment Property, and to receive any dividends, payments, and other distributions which it would otherwise be authorized to receive and retain in accordance with the terms hereof with respect to any Investment Property, shall immediately, at the election of Agent (without requiring any notice) cease, and all such rights shall thereupon become vested solely in Agent, and Agent (personally or through an agent) shall thereupon be solely authorized and empowered, without notice, to (a) transfer and register in its name, or in the name of its nominee, the whole or any part of the Investment Property, it being acknowledged by each Loan Party Obligor that any such transfer and registration may be effected by Agent through its irrevocable appointment as attorney-in-fact pursuant to Section 7.3(g)(ii) and Section 4.4 of this Agreement, (b) exchange certificates and/or instruments representing or evidencing Investment Property for certificates and/or instruments of smaller or larger denominations, (c) exercise the voting and all other rights as a holder with respect to all or any portion of the Investment Property (including, without limitation, all economic rights, all control rights, authority and powers, and all status rights of each Loan Party Obligor as a member or as a shareholder (as applicable) of the Issuer), (d) collect and receive all dividends and other payments and distributions made thereon, (e) notify the parties obligated on any Investment Property to make payment to Agent of any amounts due or to become due thereunder, (f) endorse instruments in the name of each Loan Party Obligor to allow collection of any Investment Property, (g) enforce collection of any of the Investment Property by suit or otherwise, and surrender, release, or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any liabilities of any nature of any Person with respect thereto, (h) consummate any sales of Investment Property or exercise any other rights as set forth in Section 7.3(f) hereof, (i) otherwise act with respect to the Investment Property as though Agent was the outright owner thereof, and (j) exercise any other rights or remedies Agent may have under the UCC, other applicable law, or otherwise.

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(ii)     EACH LOAN PARTY OBLIGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS AGENT AS ITS PROXY AND ATTORNEY-IN-FACT FOR SUCH LOAN PARTY OBLIGOR WITH RESPECT TO ALL OF EACH SUCH LOAN PARTY OBLIGOR’S INVESTMENT PROPERTY WITH THE RIGHT, DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, WITHOUT NOTICE, TO TAKE ANY OF THE FOLLOWING ACTIONS: (A) TRANSFER AND REGISTER IN AGENT’S NAME, OR IN THE NAME OF ITS NOMINEE, THE WHOLE OR ANY PART OF THE INVESTMENT PROPERTY, (B) VOTE THE PLEDGED EQUITY, WITH FULL POWER OF SUBSTITUTION TO DO SO, (C) RECEIVE AND COLLECT ANY DIVIDEND OR ANY OTHER PAYMENT OR DISTRIBUTION IN RESPECT OF, OR IN EXCHANGE FOR, THE INVESTMENT PROPERTY OR ANY PORTION THEREOF, TO GIVE FULL DISCHARGE FOR THE SAME AND TO INDORSE ANY INSTRUMENT MADE PAYABLE TO ANY LOAN PARTY OBLIGOR FOR THE SAME, (D) EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES, AND REMEDIES (INCLUDING ALL ECONOMIC RIGHTS, ALL CONTROL RIGHTS, AUTHORITY AND POWERS, AND ALL STATUS RIGHTS OF EACH LOAN PARTY OBLIGOR AS A MEMBER OR AS A SHAREHOLDER (AS APPLICABLE) OF THE ISSUER) TO WHICH A HOLDER OF THE PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING, WITH RESPECT TO THE PLEDGED EQUITY, GIVING OR WITHHOLDING WRITTEN CONSENTS OF MEMBERS OR SHAREHOLDERS, CALLING SPECIAL MEETINGS OF MEMBERS OR SHAREHOLDERS, AND VOTING AT SUCH MEETINGS), AND (E) TAKE ANY ACTION AND TO EXECUTE ANY INSTRUMENT WHICH AGENT MAY DEEM NECESSARY OR ADVISABLE TO ACCOMPLISH THE PURPOSES OF THIS AGREEMENT. THE APPOINTMENT OF AGENT AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID AND IRREVOCABLE UNTIL (X) ALL OF THE OBLIGATIONS HAVE BEEN INDEFEASIBLY PAID IN FULL IN CASH IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (Y) AGENT HAS NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (Z) THE COMMITMENTS UNDER THIS AGREEMENT HAVE EXPIRED OR HAVE BEEN TERMINATED (IT BEING UNDERSTOOD AND AGREED THAT SUCH OBLIGATIONS WILL BE AUTOMATICALLY REINSTATED IF AT ANY TIME PAYMENT, IN WHOLE OR IN PART, OF ANY OF THE OBLIGATIONS IS RESCINDED OR MUST OTHERWISE BE RESTORED OR RETURNED BY AGENT FOR ANY REASON WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS A PREFERENCE, FRAUDULENT CONVEYANCE, OR OTHERWISE UNDER ANY BANKRUPTCY, CONCURSO MERCANTIL, INSOLVENCY, OR SIMILAR LAW, ALL AS THOUGH SUCH PAYMENT HAD NOT BEEN MADE; IT BEING FURTHER UNDERSTOOD THAT IN THE EVENT PAYMENT OF ALL OR ANY PART OF THE OBLIGATIONS IS RESCINDED OR MUST BE RESTORED OR RETURNED, ALL REASONABLE OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS) INCURRED BY AGENT IN DEFENDING AND ENFORCING SUCH REINSTATEMENT SHALL HEREBY BE DEEMED TO BE INCLUDED AS A PART OF THE OBLIGATIONS). SUCH APPOINTMENT OF AGENT AS PROXY AND AS ATTORNEY-IN-FACT SHALL BE VALID AND IRREVOCABLE AS PROVIDED HEREIN NOTWITHSTANDING ANY LIMITATIONS TO THE CONTRARY SET FORTH IN ANY ORGANIC DOCUMENTS OF ANY LOAN PARTY OBLIGOR, ANY ISSUER, OR OTHERWISE.

(iii)     In order to further effect the foregoing transfer of rights in favor of Agent, during the continuance of an Event of Default, each Loan Party Obligor hereby authorizes and instructs each Issuer of Investment Property pledged by such Loan Party Obligor to comply with any instruction received by such Issuer from Agent without any other or further instruction from such Loan Party Obligor, and each Loan Party Obligor acknowledges and agrees that each Issuer shall be fully protected in so complying, and to pay any dividends, distributions, or other payments with respect to any of the Investment Property directly to Agent.

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(iv)     Upon exercise of the proxy set forth herein, all prior proxies given by any Loan Party Obligor with respect to any of the Pledged Equity or other Investment Property, as applicable (other than to Agent), are hereby revoked, and no subsequent proxies (other than to Agent) will be given with respect to any of the Pledged Equity or any of the other Investment Property, as applicable, unless Agent otherwise subsequently agrees in writing. Agent, as proxy, will be empowered and may exercise the irrevocable proxy to vote the Pledged Equity and/or the other Investment Property at any and all times during the existence of an Event of Default, including, without limitation, at any meeting of shareholders or members, as the case may be, however called, and at any adjournment thereof, or in any action by written consent, and may waive any notice otherwise required in connection therewith. To the fullest extent permitted by applicable law, Agent shall have no agency, fiduciary, or other implied duties to any Loan Party Obligor, any Issuer, any Loan Party, or any other Person when acting in its capacity as such proxy or attorney-in-fact. Each Loan Party Obligor hereby waives and releases any claims that it may otherwise have against Agent with respect to any breach, or alleged breach, of any such agency, fiduciary, or other duty.

(v)     Any transfer to Agent or its nominee, or registration in the name of Agent or its nominee, of the whole or any part of the Investment Property shall be made solely for purposes of effectuating voting or other consensual rights with respect to the Investment Property in accordance with the terms of this Agreement and is not intended to effectuate any transfer of ownership of any of the Investment Property. Notwithstanding the delivery by Agent of any instruction to any Issuer or any exercise by Agent of an irrevocable proxy or otherwise, Agent shall not be deemed the owner of, or assume any obligations or any liabilities whatsoever of the owner or holder of, any Investment Property unless and until Agent expressly accepts such obligations in a duly authorized and executed writing and agrees in writing to become bound by the applicable Organic Documents or otherwise becomes the owner thereof under applicable law (including through a sale as described in Section 7.3(f) hereof). The execution and delivery of this Agreement shall not subject Agent to, or transfer or pass to Agent, or in any way affect or modify, the liability of any Loan Party Obligor under the Organic Documents of any Issuer or any related agreements, documents, or instruments or otherwise. In no event shall the execution and delivery of this Agreement by Agent, or the exercise by Agent of any rights hereunder or assigned hereby, constitute an assumption of any liability or obligation whatsoever of any Loan Party Obligor to, under, or in connection with any of the Organic Documents of any Issuer or any related agreements, documents, or instruments or otherwise.

(h)     Election of Remedies. Agent, acting upon the instructions of the Required Lenders, shall have the right to determine which rights, security, Liens and/or remedies Agent may at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way impairing, modifying or affecting any of Agent’s other rights, security, Liens or remedies with respect to such Property, or any of Agent’s rights or remedies under this Agreement or any other Loan Document.

(i)     Agent’s Obligations. Each Loan Party Obligor agrees that Agent shall not have any obligation to preserve rights to any Collateral against prior parties or to marshal any Collateral of any kind for the benefit of any other creditor of any Loan Party Obligor or any other Person. Agent shall not be responsible to any Loan Party Obligor or any other Person for loss or damage resulting from Agent’s failure to enforce its Liens or collect any Collateral or Proceeds or any monies due or to become due under the Obligations or any other liability or obligation of any Loan Party Obligor to Agent.

(j)     Waiver of Rights by Loan Party Obligors. Except as otherwise expressly provided for in this Agreement or by non-waivable applicable law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Loan Party Obligor may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of its remedies and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.

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7.4     Financial Covenant Cure.

(a)     Subject to the limitations set forth in clauses (b) through (e) below, Borrower may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of the financial covenant set forth in Section 7 (the “Specified Financial Covenant”) if they receive the cash proceeds of a Curative Investment on or before the date that is 1 Business Day after the date that is the earlier to occur of (i) the date on which the Compliance Certificate is delivered to Agent in respect of the fiscal month with respect to which any such breach occurred (the “Specified Financial Month”), and (ii) the date on which the Compliance Certificate is required to be delivered to Agent pursuant to this Agreement in respect of the Specified Financial Month (such earlier date, the “Financial Statement Delivery Date”); provided, that Borrowers’ right to so cure an Event of Default shall be contingent on their timely delivery of such Compliance Certificate and financial statements for the Specified Fiscal Month as required under this Agreement.

(b)     Borrower shall promptly notify Agent of its receipt of any proceeds of Curative Investment (and shall immediately apply the same to the repayment of the Revolving Loans (as defined in the ABL Loan Agreement as in effect on the date hereof).

(c)     Any investment of Curative Investment shall be in immediately available funds and, subject to the limitations set forth in clause (e) below, shall be in an amount that is sufficient to cause Excess Availability, after application of such curative Investment to repay the Revolving Loans.

(d)     Upon delivery of a certificate by Borrowers to Agent as to the amount of the proceeds of such Curative Investment and that such amount (i) has been applied in accordance with clause (b) above, and (ii) is in an amount equal to or greater than the amount required by clause (c) above, then any Event of Default that occurred and is continuing from a breach of the Specified Financial Covenant shall be deemed cured with no further action required by Agent or any of the Lenders. Prior to the date of the delivery of a certificate conforming to the requirements of this Section, any Event of Default that has occurred as a result of a breach of the Specified Financial Covenant shall be deemed to be continuing. In the event Borrower does not cure all financial covenant violations as provided in this Section 7.4, the existing Event of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.

(e)     Notwithstanding anything to the contrary contained in the foregoing or this Agreement, (i) Borrower’s rights under this Section 7.4 (A) may be exercised not more than 2 times during the term of this Agreement, (B) may not be exercised if the amount of the proposed investment of Curative Investment exceeds $750,000, (C) may not be exercised if the amount of the proposed investment of Curative Investment, together with the amount of all prior investments of Curative Investment, exceeds $1,500,000, and (D) may not be exercised after June 30, 2016 and (ii) the Curative Investment contributed shall be no greater than the amount required to cause Borrower to have Excess Availability of at least $4,750,,000, after application of such Curative Investment to repay the Revolving Loans under the ABL Loan Agreement, and to be in compliance with the Specified Financial Covenant as at the end of such fiscal month.

Loan and Security Agreement

8.	LOAN GUARANTY.

8.1     Guaranty. Each Loan Party Obligor hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, all of the Obligations and all costs and expenses, including all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by Agent or any Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, Borrower, any Loan Party Obligor or any Other Obligor of all or any part of the Obligations (and such costs and expenses paid or incurred shall be deemed to be included in the Obligations). Each Loan Party Obligor further agrees that the Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any branch or Affiliate of Agent or any Lender that extended any portion of the Obligations.

8.2     Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Party Obligor waives any right to require Agent or any Lender to sue or otherwise take action against Borrower, any other Loan Party Obligor, any Other Obligor, or any other Person obligated for all or any part of the Obligations, or otherwise to enforce its payment against any Collateral securing all or any part of the Obligations.

8.3     No Discharge or Diminishment of Loan Guaranty.

(a)     Except as otherwise expressly provided for herein, the obligations of each Loan Party Obligor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of all of the applicable Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the applicable Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of Borrower or any Obligor; (iii) any insolvency, bankruptcy, concurso mercantil, reorganization or other similar proceeding affecting Borrower or any Obligor, or their assets or any resulting release or discharge of any obligation of Borrower or any Obligor; or (iv) the existence of any claim, setoff or other rights which any Loan Party Obligor may have at any time against Borrower, any Obligor, Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)     The obligations of each Loan Party Obligor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by Borrower or any Obligor, of the Obligations or any part thereof.

(c)     Further, the obligations of any Loan Party Obligor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for all or any part of the Obligations or all or any part of any obligations of any Obligor; (iv) any action or failure to act by Agent or any Lender with respect to any Collateral; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party Obligor or that would otherwise operate as a discharge of any Loan Party Obligor as a matter of law or equity (other than the indefeasible payment in full in cash of all of the Obligations).

Loan and Security Agreement

8.4     Defenses Waived. To the fullest extent permitted by applicable law, each Loan Party Obligor hereby waives any defense based on or arising out of any defense of any Loan Party Obligor or the unenforceability of all or any part of the Obligations from any cause, or the cessation from any cause of the liability of any Loan Party Obligor, other than the indefeasible payment in full in cash of all of the Obligations. Without limiting the generality of the foregoing, each Loan Party Obligor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against Borrower, any Obligor, or any other Person. Each Loan Party Obligor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral, compromise or adjust any part of the Obligations, make any other accommodation with Borrower or any Obligor or exercise any other right or remedy available to it against Borrower or any Obligor, without affecting or impairing in any way the liability of any Loan Party Obligor under this Loan Guaranty except to the extent the applicable Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Party Obligor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party Obligor against Borrower or any Obligor or any security.

8.5     Rights of Subrogation. No Loan Party Obligor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against Borrower or any Obligor, or any Collateral, until the Termination Date.

8.6     Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or any other Person, or otherwise, each Loan Party Obligor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Agent or any Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Loan Party Obligors forthwith on demand by Agent. This Section 8.6 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

8.7     Information. Each Loan Party Obligor assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Loan Party Obligor assumes and incurs under this Loan Guaranty, and agrees that neither Agent nor any Lender shall have any duty to advise any Loan Party Obligor of information known to it regarding those circumstances or risks.

8.8     Termination. To the maximum extent permitted by law, each Loan Party Obligor hereby waives any right to revoke this Loan Guaranty as to future Obligations.  If such a revocation is effective notwithstanding the foregoing waiver, each Loan Party Obligor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Agent, (b) no such revocation shall apply to any Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Lender, (d) no payment by Borrower, any other Loan Party Obligor, or from any other source, prior to the date of Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of any Loan Party Obligor hereunder, and (e) any payment, by Borrower or from any source other than a Loan Party Obligor which has made such a revocation, made subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of any Loan Party Obligor hereunder.

Loan and Security Agreement

8.9     Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any federal or state corporate law or other law governing business entities, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Party Obligor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Party Obligor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Party Obligors or Agent or Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Party Obligor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Party Obligor is intended solely to preserve the rights of Agent and Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Party Obligor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Party Obligor hereunder shall not be rendered voidable under applicable law. Each Loan Party Obligor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Party Obligor without impairing this Loan Guaranty or affecting the rights and remedies of Lender hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Party Obligor’s obligations hereunder beyond its Maximum Liability.

8.10     Contribution. In the event any Loan Party Obligor shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty (such Loan Party Obligor a “Paying Guarantor”), each other Loan Party Obligor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section 8.10, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Party Obligors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Party Obligor, the aggregate amount of all monies received by such Loan Party Obligors from Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Party Obligor’s several liability for the entire amount of the applicable Obligations (up to such Loan Party Obligor’s Maximum Liability). Each of the Loan Party Obligors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of all of the applicable Obligations. This provision is for the benefit of Agent, the Lenders and the Loan Party Obligors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Loan and Security Agreement

8.11     Liability Cumulative. The liability of each Loan Party Obligor under this Section 8 is in addition to and shall be cumulative with all liabilities of each Loan Party Obligor to Agent and each Lender under this Agreement and the other Loan Documents to which such Loan Party Obligor is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

8.12     Mexican Loan Party Obligors. Each of Sypris Toluca and Sypris Mexico (each, a “Mexican Loan Party Obligor”), hereby expressly acknowledges and accepts that this Loan Guaranty is governed by the law of the State of New York, United States of America, and therefore hereby expressly waives, irrevocably and unconditionally, to the fullest extent permitted by law, for the benefit of Agent and the Lenders, the benefits of orden, excusión, division, quita, novación, espera and/or modificación and any other rights specified in Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2827, 2829, 2837, 2838, 2839, 2840, 2842, 2844, 2845, 2846, 2847, 2848 and 2849, and any other related or applicable Articles of the Código Civil Federal of Mexico and the Código Civil of each State of the Mexican Republic and the Federal District of Mexico. Each Mexican Loan Party Obligor hereby expressly represents that is has full knowledge about the content of such Articles described above, and therefore, such Articles are not required to be transcribed herein.

9.	PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES.

(a)     Any and all payments by or on account of any obligation of the Loan Party Obligors hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require the Loan Party Obligors to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(b)     If any Loan Party Obligor shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Loan Party Obligor shall withhold or make such deductions as are required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party Obligor shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Party Obligors shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made. Upon request by Agent or other Recipient, Borrower shall deliver to Agent or such other Recipient, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment of Indemnified Taxes, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to Agent or such other Recipient, as the case may be.

(c)     Without limiting the provisions of subsections (a) and (b) above, the Loan Party Obligors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

Loan and Security Agreement

(d)      Without limiting the provisions of subsections (a) through (c) above, each Loan Party Obligor shall, and does hereby, on a joint and several basis indemnify Agent and each other Recipient (and their respective directors, officers, employees, affiliates and agents) and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or incurred by Agent or any other Recipient on account of, or in connection with any Loan Document or a breach by a Loan Party Obligor thereof, and any penalties, interest and related expenses and losses arising therefrom or with respect thereto (including the fees, charges and disbursements of any counsel or other tax advisor for Agent or any other Recipient (or their respective directors, officers, employees, affiliates, and agents)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower shall be conclusive absent manifest error. Notwithstanding any provision in this Agreement to the contrary, this Section 9 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

(e)     Each Lender shall deliver to Borrower and each Participant shall deliver to the applicable Lender granting the participation, at the time or times prescribed by applicable laws, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or the Lender granting a participation, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s or Participant’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Recipient by the Loan Party Obligors pursuant to this Agreement or otherwise to establish such Recipient’s status for withholding tax purposes in the applicable jurisdiction; provided each Recipient shall only be required to deliver such documentation as it may legally provide.

Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States:

(i)     Each Lender (or Participant) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower (or Lender granting a participation as applicable) an executed original of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable law or reasonably requested by Borrower (or the Lender granting a participation) as will enable Borrower (or the Lender granting a participation) as the case may be, to determine whether or not such Lender (or Participant) is subject to backup withholding or information reporting requirements under the Code;

(ii)     Each Lender (or Participant) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Recipient”) shall deliver to Borrower (and the Lender granting a participation in case the Non-U.S. Recipient is a Participant) and Agent on or prior to the date on which such Non-U.S. Person becomes a party to this Agreement or a Participant (and from time to time thereafter upon the reasonable request of Borrower, the Lender granting the participation or Agent but only if such Non-U.S. Recipient is legally entitled to do so), whichever of the following is applicable: (I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (II) executed originals of Internal Revenue Service Form W-8ECI; (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation; (IV) each Non-U.S. Recipient claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, shall provide (x) a certificate to the effect that such Non-U.S. Recipient is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN; and/or (V) executed originals of any other form prescribed by applicable law (including FATCA) as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or any Lender granting a participation, to determine the withholding or deduction required to be made. Each Non-U.S. Recipient shall promptly notify Borrower (or any Lender granting a participation if the Non-U.S. Recipient is a Participant) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

Loan and Security Agreement

10.	GENERAL PROVISIONS.

10.1     Notices.

(a)     Notice by Approved Electronic Communications.

Agent and each Lender and each of their respective Affiliates is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), by Approved Electronic Communications in connection with this Agreement or any other Loan Document and the transactions contemplated therein. Each of the Loan Parties and Lender hereby acknowledges and agrees that the use of Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing Lender and each of its Affiliates to transmit Approved Electronic Communications. None of Lender or any of its Affiliates or related persons warrants the accuracy, adequacy or completeness of any electronic platform or electronic transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by Lender or any of its Affiliates or related persons in connection with any electronic platform or electronic transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each of Borrower and each other Loan Party executing this Agreement agrees that Lender has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for any Approved Electronic Communication.

No Approved Electronic Communications shall be denied legal effect merely because it is made electronically. Approved Electronic Communications that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication, an E-Signature, upon which Lender and the Loan Parties may rely and assume the authenticity thereof. Each Approved Electronic Communication containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Approved Electronic Communication shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to this Agreement, any other Loan Document, the Uniform Commercial Code, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Approved Electronic Communication or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Approved Electronic Communication or E-Signature has been altered after transmission.

Loan and Security Agreement

(b)     All Other Notices.

All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder, other than those approved for or required to be delivered by Approved Electronic Communications, shall be in writing and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or by email to the applicable party at its address or email address indicated below,

If to Agent:

Great Rock Capital Partners Management, LLC
c/o Two Sigma Investments, LLC
101 Avenue of the Americas, 17th Floor
New York, NY 10013
Attention: Stuart Armstrong
Email: Armstrong@greatrockcapital.com and sarmstrong121@gmail.com

and

Great Rock Capital Partners Management, LLC
285 Riverside Avenue
Westport, CT 06880
Attention: Stuart Armstrong
Email: Armstrong@greatrockcapital.com and sarmstrong121@gmail.com with a copy to:

Paul Hastings LLP
75 East 55th Street
New York, NY 10022
Attention: Leslie A. Plaskon, Esq.
Facsimile: (212) 230-5137

If to Borrower or any other Loan Party:

If to Borrower or any other Loan Party:

Sypris Solutions, Inc.
101 Bullitt Lane, Suite 450

Louisville, KY 40222

Attention: John McGeeney
Email: John.McGeeney@Sypris.com

with a copy to:

Middleton Reutlinger, PSC
2600 Brown & Williamson Tower
Louisville, KY 40202
Attention: Thomas Ice, Jr.
Email: tice@middletonlaw.com

Loan and Security Agreement

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (a) when personally delivered, (b) three (3) Business Days after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (c) one (1) Business Day after being delivered to the overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender, or (d) when sent by email transmission to an email address designated by such addressee and the sender receives a confirmation of transmission.

10.2     Severability. If any provision of this Agreement or any other Loan Document is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement or such other Loan Document, as the situation may require, and this Agreement and the other Loan Documents shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein or therein, as the case may be.

10.3     Integration. This Agreement and the other Loan Documents represent the final, entire and complete agreement between each Loan Party party hereto and thereto, Agent and Lenders and supersede all prior and contemporaneous negotiations, oral representations and agreements, all of which are merged and integrated into this Agreement. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PARTIES THAT ARE NOT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

10.4     Waivers. The failure of Agent or any Lender at any time or times to require any Loan Party to strictly comply with any of the provisions of this Agreement or any other Loan Documents shall not waive or diminish any right of Agent or any Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Agent or any Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of the requisite Lenders (or Agent on behalf thereof) and delivered to Borrower. Once an Event of Default shall have occurred, it shall be deemed to continue to exist and not be cured or waived unless specifically cured pursuant to the terms of this Agreement or waived in writing by the requisite Lenders and delivered to Borrower. Each Loan Party Obligor waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, Instrument, Account, General Intangible, Document, Chattel Paper, Investment Property or guaranty at any time held by Lender on which such Loan Party Obligor is or may in any way be liable, and notice of any action taken by Agent or any Lender, unless expressly required by this Agreement, and notice of acceptance hereof.

10.5     Amendment.

(a)     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party Obligor therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower, do any of the following:

Loan and Security Agreement

(i)     increase or extend the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment previously terminated);

(ii)     postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Sections 1.8(a) through 1.8(e) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii)     reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on the Term Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(iv)     change the percentage of the Term Loan Commitments or of the aggregate unpaid principal amount of the Term Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v)     amend this Section 10.5 or, subject to the terms of this Agreement, the definition of Required Lenders or any provision providing for consent or other action by all Lenders;

(vi)     discharge any Loan Party Obligor from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents; or

(vii)     amend or modify Section 4.2;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v), (vi) and (vii).

(b)     No amendment, waiver or consent shall, unless in writing and signed by Agent, in addition to the Required Lenders or all Lenders directly affected thereby or all the Lenders, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby or all the Lenders), affect the rights or duties of Agent under this Agreement or any other Loan Document.

(c)     Notwithstanding anything to the contrary contained in this Section 9.1 or any other provision of this Agreement or any other Loan Document, Agent and the Borrower may amend or modify this Agreement and any other Loan Document (without the consent of any Lender) to (i) cure any ambiguity, omission, defect or inconsistency therein, and (ii) grant a new Lien for the benefit of the Agent and Lenders, extend an existing Lien over additional assets for the benefit of the Lenders or join additional Persons as Loan Party Obligors.

Loan and Security Agreement

10.6     Time of Essence. Time is of the essence in the performance by each Loan Party Obligor of each and every obligation under this Agreement and the other Loan Documents.

10.7     Expenses, Fee and Costs Reimbursement. Borrower hereby agrees to promptly pay (i) all out of pocket costs and expenses of Agent and each Lender (including Agent’s and such Lender’s underwriting fees and the out of pocket fees, costs and expenses of legal counsel to, and appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of, Agent or such Lender, all of which shall be reasonable, prior to the occurrence and continuance of an Event of Default) in connection with: (A) all loan proposals and commitments pertaining to the transactions contemplated hereby (whether or not such transactions are consummated), (B) the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents (whether or not such transactions are consummated), (C) the creation, perfection and maintenance of Liens pursuant to the Loan Documents, (D) the performance by Agent or any Lender of its rights and remedies under the Loan Documents, (E) the administration of the Term Loan and this Agreement (including usual and customary fees for wire transfers and other transfers or payments received by Lender on account of any of the Obligations) and Loan Documents, (F) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents (whether or not such amendments, modifications, consents or waivers are consummated), (G) any periodic public record searches conducted by or at the request of Lender (including, title investigations and public records searches), pending litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing (or mercantile file (folio mercantil) of certain Persons), (H) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral, (I) any litigation, dispute, suit or proceeding relating to any Loan Document, and (J) any workout, collection, bankruptcy, concurso mercantil, insolvency and other enforcement proceedings under any and all of the Loan Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other professionals and advisors retained by or on behalf of Agent or Lenders), and (ii) without limitation of the preceding clause (i), all out of pocket costs and expenses of each Lender in connection with such Lender’s reservation of funds in anticipation of the funding of the Term Loan to be made hereunder. Any fees, costs and expenses owing by Borrower or other Loan Party Obligor hereunder shall be due and payable within three days after written demand therefor.

10.8     Benefit of Agreement; Assignability.

(a)     General. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower, each other Loan Party Obligor party hereto Agent and each Lender; provided, that (a) neither Borrower nor any other Loan Party Obligor may assign or transfer any of its rights under this Agreement without the prior written consent of each Lender, and any prohibited assignment shall be void, and (b) assignments by any Lender shall be subject to Sections 10.8(b) through 10.8(d). No consent by Agent or any Lender to any assignment shall release any Loan Party Obligor from its liability for any of the Obligations.

(b)     Lender Assignments. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Term Loan Commitments and its rights and obligations with respect to its portion of the Term Loan) to:

(i)     any existing Lender;

(ii)     any Affiliate or Approved Fund of any existing Lender;

Loan and Security Agreement

(iii)     any other Person acceptable to (x) Agent and (y) which acceptance shall not be unreasonably withheld or delayed, the Borrower; provided, however, that:

(A)     in the event an Event of Default has occurred and is continuing, the consent of the Borrower shall not be required for any Sale;

(B)     the consent of the Borrower shall be deemed to have been given unless an objection is delivered to Agent within ten (10) Business Days after notice of a proposed Sale is delivered to the Borrower;

(C)     for each Term Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Term Loan and Term Loan Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of Agent.

Notwithstanding the foregoing, Agent’s refusal to accept a Sale to a Loan Party, a Subsidiary or Affiliate of a Loan Party, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c)     Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) below) shall execute and deliver to Agent an Assignment and Acceptance evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 9 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 (unless waived or reduced by Agent) shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Sale is made in accordance with Section 10.9(b)(iii), upon Agent consenting to such Sale, from and after the effective date specified in the Assignment and Acceptance, Agent shall record or cause to be recorded in the Register the information contained in such Assignment and Acceptable.

(d)     Effectiveness. Subject to the Register recording requirements by Agent relating to an Assignment and Acceptance pursuant to Section 10.9, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

Loan and Security Agreement

(e)     Pledges. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank.

10.9     Recordation of Sale. In respect of any Sale of all or any portion of any Lender’s interest in this Agreement and/or any other Loan Documents at any time and from time to time, the following provisions shall be applicable:

(a)     Borrower, or any agent appointed by Borrower, shall maintain a register (the “Register”) in which there shall be recorded the name and address of each Person holding any portion of the Term Loan or any commitment to lend hereunder, and the principal amount and stated interest payable to such Person hereunder or committed by such Person under such Person’s lending commitment. Borrower hereby irrevocably appoints Agent as Borrower’s non-fiduciary agent for the purpose of maintaining the Register.

(b)     In connection with any Sale as aforesaid, the transferor/assignor shall deliver to Agent then maintaining the Register an Assignment and Acceptance executed by the transferor/assignor and the transferee/assignee, setting forth the specifics of the subject transaction, including but not limited to the amount and nature of Obligations and/or lending commitments being transferred or assigned (and being assumed, as applicable), and the proposed effective date of such transfer or assignment and the related assumption (if applicable).

(c)     Subject to receipt of any required tax forms reasonably required by Agent, Agent shall record the Sale in the Register. Anything contained in this Agreement or other Loan Document to the contrary notwithstanding, no Sale shall be effective until it is recorded in the Register pursuant to this Section 10.9(c). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error; and Borrower , Agent and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register shall be available for inspection by Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

10.10     Participations. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, any Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, sell to one or more Persons participating interests in its portion of the Term Loan, commitments and/or other interests hereunder and/or under any other Loan Document (any such Person, a “Participant”). In the event of a sale by any Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder and under the other Loan Documents shall remain unchanged for all purposes, (b) Borrower and such Lender shall continue to deal solely and directly with each other in connection with suchLender’s rights and obligations hereunder and under the other Loan Documents and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender, provided, however, a Participant shall be entitled to the benefits of Section 9 as if it were a Lender if Borrower is notified of the Participation and the Participant complies with Section 9(e). Borrower agrees that if amounts outstanding under this Agreement or any other Loan Document are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall not be exercised without the prior written consent of such Lender and shall be subject to the obligation of each Participant to share with such Lender its share thereof. Borrower also agrees that each Participant shall be entitled to the benefits of Section 10.9 as if it were Lender. Notwithstanding the granting of any such participating interests: (i) Borrower shall look solely to the applicable Lender for all purposes of this Agreement, the Loan Documents and the transactions contemplated hereby, (ii) Borrower shall at all times have the right to rely upon any amendments, waivers or consents signed by any Lender as being binding upon all of the Participants, and (iii) all communications in respect of this Agreement and such transactions shall remain solely among Borrower, Agent and the Lenders (exclusive of Participants) hereunder. Each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrower, a register as to the participations granted and transferred under this Section containing the same information specified in Section 10.9 on the Register as if each Participant were a Lender to the extent required to cause the Term Loan to be in registered form for the purposes of Sections 163(f), 165(j), 871, 881, and 4701 of the Code.

Loan and Security Agreement

10.11     Agent Provisions.

(a)     Appointment and Duties.

(i)     Each Lender hereby appoints Great Rock Capital Partners Management, LLC (together with any successor Agent pursuant to Section 10.11(j)) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(ii)     Without limiting the generality of clause (a)(i) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (A) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 7.1(g) or 7.1(h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (B) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.1(g) or (h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (C) act as collateral agent for Agent and each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (D) manage, supervise and otherwise deal with the Collateral, (E) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (F) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Loan Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (G) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver.

(iii)     Under the Loan Documents, Agent (A) is acting solely on behalf of the Lenders and the other Secured Parties (except to the limited extent provided in Section __ with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined terms “Agent” or the terms “agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (B) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (C) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Agent and Lender by accepting the benefits of the Loan Documents hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (A) through (C) above.

Loan and Security Agreement

(b)     Binding Effect. Each Agent and each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(c)     Use of Discretion.

(i)     Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (A) under any Loan Document or (B) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(ii)     Notwithstanding clause (c)(i) above, Agent shall not be required to take, or to omit to take, any action (A) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (B) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable requirement of law.

(d)     Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders. In the event of a foreclosure or similar enforcement action by Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Agent (or any Lender, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale or other disposition. The foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 7.3(e) or (iii) subject to the following paragraph, any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other debtor relief law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Sections 7.2 and 7.3 and in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 7.3(e)(ii), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. In case of the pendency of any bankruptcy or other debtor relief proceeding or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent allowed in such judicial proceeding and to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent hereunder.

Loan and Security Agreement

(e)     Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Section 10.11 to the extent provided by Agent.

(f)     Reliance and Liability.

(i)     Agent may, without incurring any liability hereunder, (A) rely on the Register to the extent set forth in Section 10.9, (B) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (C) rely and act upon any document and information (including those transmitted by Approved Electronic Communication) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(ii)     Agent and its Related Persons shall not be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Loan Party hereby waive and shall not assert (and the Borrower shall cause each other Loan Party not a signatory hereto to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent: (A) shall not be responsible or otherwise incur liability to any Lender or other Person for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent); (B) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (C) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Related Person of any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and (D) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders). For each of the items set forth in clauses (A) through (D) above, each Lender, the Loan Parties hereby waive and agree not to assert (and the Borrower shall cause each other Loan Party not a signatory hereto to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

Loan and Security Agreement

(g)     Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any portion of the Term Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender” and “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

(h)     Lender Credit Decision.

(i)     Each Lender acknowledges that it shall, independently and without reliance upon Agent or any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of Agent or any of its Related Persons.

(ii)     If any Lender has elected to abstain from receiving material non-public information (“MNPI”) concerning the Loan Parties or their Affiliates such Lender acknowledges that, notwithstanding such election, Agent and/or the Loan Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Loan Parties upon request therefor by Agent or the Loan Parties. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Loan Parties or their Affiliates.

Loan and Security Agreement

(i)     Expenses; Indemnities; Withholding.

(i)     Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(ii)     Each Lender further agrees to indemnify, defend and hold Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), in each case, severally and ratably, harmless from and against liabilities (including, to the extent not indemnified pursuant to Section 9, Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(iii)     To the extent required by any requirement of law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 10.11(i)(iii).

(j)     Resignation of Agent.

(i)     Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 10.11(j)(i). If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (i) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

Loan and Security Agreement

(ii)     Effective immediately upon its resignation, (A) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (B) the Lenders shall assume and perform all of the duties of the retiring Agent until a successor Agent shall have accepted a valid appointment hereunder, (C) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such retiring Agent had been, validly acting as Agent under the Loan Documents and (D) subject to its rights under Section 10.11(c), the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(k)     Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Agent to release (or, in the case of clause (ii)(B) below, release or subordinate) the following:

(i)     any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Equity Interests of such Subsidiary owned by any Loan Party are sold or transferred in a transaction expressly permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to the Loan Documents; and

(ii)     any Lien held by Agent for the benefit of the Secured Parties against (A) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Loan Party in a transaction expressly permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to the Loan Documents after giving effect to such transaction have been granted, (B) any Property subject to a Lien permitted hereunder in reliance upon clause (c) of the definition of Permitted Indebtedness and clause (a) of the definition of Permitted Liens and (C) all of the Collateral and all Loan Parties, upon (x) the occurrence of the Termination Date and (y) to the extent requested by Agent, receipt by Agent and the Lenders of liability releases from the Loan Parties each in form and substance acceptable to Agent.

Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance written notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.11(k).

10.12     Headings; Construction. Section and subsection headings are used in this Agreement only for convenience and do not affect the meanings of the provisions that they precede.

10.13      USA PATRIOT Act Notification. Each of Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record certain information and documentation that identifies such Person, which information may include the name and address of each such Person and such other information that will allow Agent or such Lender to identify such Persons in accordance with the USA PATRIOT Act.

10.14      Counterparts; Fax/Email Signatures. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement. This Agreement may be executed by signatures delivered by facsimile or electronic mail, each of which shall be fully binding on the signing party.

Loan and Security Agreement

10.15     GOVERNING LAW. THIS AGREEMENT, ALONG WITH ALL OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW). FURTHER, THE LAW OF THE STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AGREEMENT AND ALL SUCH OTHER LOAN DOCUMENTS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).

10.16     CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS. ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN ANY OTHER COURT (IN ANY JURISDICTION) SELECTED BY THE AGENT IN ITS SOLE DISCRETION, AND BORROWER AND EACH OTHER LOAN PARTY OBLIGOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFOREMENTIONED COURTS. BORROWER AND EACH OTHER LOAN PARTY OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR BASED ON UPON 28 U.S.C. § 1404, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING AND ADJUDICATION OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFOREMENTIONED COURTS AND AMENDMENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. BORROWER AND EACH OTHER LOAN PARTY OBLIGOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR UNDER ANY AMENDMENT, WAIVER, AMENDMENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE OTHER TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AND EACH OTHER LOAN PARTY OBLIGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER OR ANY OTHER LOAN PARTY OBLIGOR AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWER’S NOTICE ADDRESS (ON BEHALF OF THE BORROWER OR SUCH LOAN PARTY OBLIGOR) SET FORTH IN SECTION 10.1 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAIL, OR, AT THE AGENT’S OPTION, BY SERVICE UPON BORROWER OR ANY OTHER LOAN PARTY OBLIGOR IN ANY OTHER MANNER PROVIDED UNDER THE RULES OF ANY SUCH COURTS.

Loan and Security Agreement

10.17     Mexican Loan Party Obligors. Notwithstanding anything to the contrary in Section 10.15 or 10.16, with respect to any action or proceeding arising out of or relating to this Agreement involving any Mexican Loan Party Obligor, each of the parties hereto (i) expressly, irrevocably and unconditionally agrees to submit for itself and its property, to the exclusive jurisdiction of the State of New York in the County of New York or in the United States District Court for the Southern District of New York; (ii) waives any other jurisdiction to which it may be entitled by reason of its present or future domicile or otherwise; and (iii) waives any objection to those courts on of an inconvenient forum to the maintenance of such action or proceeding in any such court. In addition, each Mexican Loan Party Obligor hereby appoints Sypris Solutions, Inc. with an office at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, Attention: John McGeeney, as it’s agent for service of process in any matter related to this Agreement or the other Loan Documents and, by its signature to this Agreement, Sypris Solutions, Inc. hereby provide written evidence of acceptance of such appointment by such agent as its agent for service of process in any matter related to this Agreement or the other Loan Documents.

10.18     Publication. Borrower and each other Loan Party Obligor consents to the publication by Agent and each Lender of a tombstone, press releases or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent and each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.19     Confidentiality. Each of Agent and each Lender agrees to use commercially reasonable efforts not to disclose Confidential Information to any Person without the prior consent of Borrower; provided, however, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by applicable law, statute, rule, regulation or judicial process or in connection with the exercise of any right or remedy under any Loan Document, or as may be required in connection with the examination, audit or similar investigation of Agent, the Lenders or any of their respective Affiliates, (b) to examiners, auditors, accountants or any regulatory authority, (c) to the officers, partners, managers, directors, employees, agents and advisors (including independent auditors, lawyers and counsel) of Agent, any Lender or any of their respective Affiliates, (d) in connection with any litigation or dispute which relates to this Agreement or any other Loan Document to which Agent or any Lender is a party or is otherwise subject, (e) to a subsidiary or Affiliate of Agent or any Lender, (f) to any assignee or participant (or prospective assignee or participant) which agrees to be bound by this Section 10.18 and (g) to any lender or other funding source of any Lender (each reference to Lender in the foregoing clauses shall be deemed to include the actual and prospective assignees and participants referred to in clause (f) and the lenders and other funding sources referred to in clause (g), as applicable for purposes of this Section 10.18), and further provided, that in no event shall Agent or any Lender be obligated or required to return any materials furnished by or on behalf of the Borrower or any other Loan Party or Obligor. The obligations of Agent and each Lender under this Section 10.18 shall supersede and replace the obligations of Agent or any Lender under any confidentiality letter or provision in respect of this financing or any other financing previously signed and delivered by Agent or such Lender to the Borrower or any of its Affiliates.

[signature pages follow]

Loan and Security Agreement

IN WITNESS WHEREOF, Borrower, each other Loan Party Obligor party hereto, Agent, and Lenders have signed this Agreement as of the date first set forth above.

AGENT:

GREAT ROCK CAPITAL PARTNERS MANAGEMENT, LLC

By:	/s/ Stuart Armstrong
Name: Stuart Armstrong
Its: Chief Executive Officer

LENDERS:

GREAT ROCK CAPITAL PARTNERS FUND I, LLC

By:	/s/ Stuart Armstrong
Name: Stuart Armstrong
Its: Authorized Signatory

[Signature Page to Loan and Security Agreement]

Loan and Security Agreement

Borrower:

SYPRIS SOLUTIONS, INC.

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: Vice President, General Counsel and Secretary

SYPRIS DATA SYSTEMS, INC.

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: General Counsel and Secretary

SYPRIS ELECTRONICS, LLC

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: General Counsel and Secretary

SYPRIS TECHNOLOGIES, INC.

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: General Counsel and Assistant Secretary

SYPRIS TECHNOLOGIES NORTHERN, INC.

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: General Counsel and Assistant Secretary

SYPRIS TECHNOLOGIES SOUTHERN, INC.

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: General Counsel and Assistant Secretary

[Signature Page to Loan and Security Agreement]

Loan and Security Agreement

SYPRIS TECHNOLOGIES INTERNATIONAL, INC.

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: General Counsel and Assistant Secretary

SYPRIS TECHNOLOGIES KENTON, INC.

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: General Counsel and Assistant Secretary

SYPRIS TECHNOLOGIES MARION, LLC

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: General Counsel and Assistant Secretary

SYPRIS TECHNOLOGIES MEXICAN HOLDINGS, LLC

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: General Counsel and Assistant Secretary

[Signature Page to Loan and Security Agreement]

Loan and Security Agreement

Guarantors and Loan Party Obligors:

SYPRIS TECHNOLOGIES MEXICO, S. DE R.L. DE C.V.

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: Secretary

SYPRIS TECHNOLOGIES TOLUCA, S.A. DE C.V.

By:      /s/ John R. McGeeney

Name: John R. McGeeney
Its: Secretary

[Signature Page to Loan and Security Agreement]

Disclosure Schedule

[NOTE: To be completed by Borrower]

1. Loan Party Information:

(a) Jurisdictions of Formation; Chief Executive Office Address; Foreign Business Qualifications:

Loan Party	Jurisdiction of Formation and Chief Executive Office Address	Foreign Business Qualifications

(b) Names:

Loan Party Obligor Legal Name	Prior Legal Names	Existing Trade Names	Prior Trade Names

(c) Collateral Locations:

Loan Party Obligor	Collateral Description	Collateral Location or Place of Business (including Chief Executive Office)	Owner/Lessor (if leased)

Disclosure Schedule Schedule Page 1

(d) Collateral in Possession of Lessor, Bailee, Consignee, or Warehouseman:

Loan Party Obligor	Address	Lessor/Bailee/Consignee/Warehouseman

(e) Litigation:	[to be inserted]

(f) Capitalization of Loan Parties:

Loan Party	Equity-holder	Equity Description	Percentage of Outstanding Equity Issued by Loan Party	Certificate (Indicate No.)

(g) Other Investment Property:

Loan Party	Investment Property Description

(h) Material Contracts	[to be inserted]

(i) Inactive Subsidiaries	[List Names and aggregate amount of assets owned]

Disclosure Schedule Schedule Page 2

2. Commercial Tort Claims	[to be inserted; include detailed descriptions of such claims, including case name, parties, etc.]

3. Deposit Accounts / Securities Accounts/ Other accounts:

Loan Party Obligor	Name of Financial Institution	Account Number (* indicates account is approved for funding of loan proceeds)	Type of Account and Purpose of Account	Is the Account a “Restricted Account” as defined in Schedule B (Yes or No?)

4. Intellectual Property:

(a) Patents and Patent Licenses

Loan Party Obligor	Patent Registration Number	Registration Date	Patent Application Number	Application Date

(b) Trademarks and Trademark Licenses

Loan Party Obligor	Trademark Title	Trademark Application Number	Trademark Registration Number	Date of Application	Date of Registration

Disclosure Schedule Schedule Page 3

(c) Copyrights and Copyright Licenses

Loan Party Obligor	Copyright Title	Copyright Registration Date	Copyright Registration Number	Copyright Application Number

5. Insurance:	[to be provided, including issuers, coverages and deductibles]

6. Permitted Indebtedness:	[list and describe such Indebtedness]

7. Permitted Liens:	[describe each existing Lien securing items of Permitted Indebtedness]

8. Goods Covered by Certificates of Title:	[describe, include list of such assets and motor vehicles by model, model year, and vehicle identification number]

9. Other Assets:	Indicate if any Loan Party owns any:

Aircraft:

Vessels, boats or ships:

Railroad rolling stock:

Disclosure Schedule Schedule Page 4

Schedule A

Term Loan Commitments

Lender	Term Loan Commitments
GREAT ROCK CAPITAL PARTNERS FUND I, LLC	$12,000,000

All Lenders	$12,000,000

A-1

Schedule B

Definitions

Unless otherwise defined herein, the following terms are used herein as defined in the UCC: Accounts, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Letter-of-Credit Rights, Proceeds, Supporting Obligations and Tangible Chattel Paper.

As used in this Agreement, the following terms have the following meanings:

“ABL Documents” means, collectively, (i) the ABL Loan Agreement and (ii) all other instruments, agreements and documents executed in connection therewith.

“ABL Lender” means Siena Lending Group LLC, together with its successors and permitted assigns.

“ABL Loan Agreement” means the Amended & Restated Loan Agreement dated as of the date hereof by and between ABL Lender and Borrower.

“ABL Permitted Indebtedness” means the Indebtedness evidenced by the ABL Documents in an aggregate principal amount outstanding at any time not to exceed the Maximum Priority Revolving Loan Debt.

“ABL Permitted Liens” means, collectively all Liens in favor of the ABL securing the Term Debt Permitted Indebtedness.

“Affiliate” means, with respect to any Person, any other Person in control of, controlled by, or under common control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including, any officer or director of the first Person or any of its Affiliates; provided, however, that neither Agent, any Lender nor any of their respective Affiliates shall be deemed an “Affiliate” of Borrower for any purposes of this Agreement. For the purpose of this definition, a “substantial interest” shall mean the direct or indirect legal or beneficial ownership of more than ten (10%) percent of any class of equity or similar interest.

“Agent” has the meaning set forth in the Preamble to this Agreement.

“Agent’s Account” has the meaning set forth in Section 1.4.

“Agreement” and “this Agreement” have the meanings set forth in the heading to this Agreement.

“Application Event” means the occurrence of (i) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (ii) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to the second sentence of Section 4.2 of the Agreement.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail or facsimile that any party is obligated to, or otherwise chooses to, provide to Agent or any Lender pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information or material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent or any Lender specifically instructs a Person to deliver in physical form.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (i) (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (b) temporarily warehouses loans for any Lender or any Person described in clause (a) above and (i) is advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit G.

“Authorized Officer” means the chief executive officer, chief financial officer or treasurer of Borrower and each other Person designated from time to time by any of the foregoing officers of Borrower in a notice to Agent, which designation shall continue in force and effect until terminated in a notice to Agent from any of the foregoing officers of Borrower.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

“Base Rate” means, for any day, the greatest of (i) the per annum rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select) (the “Published Prime Rate”), (ii) the sum of the Federal Funds Rate plus 0.5%, and (iii) 3.25% per annum. Any change in the Base Rate due to a change in such Published Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in such Published Prime Rate or the Federal Funds Rate.

“Blocked Account” has the meaning set forth in Section 4.1.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit C.

“Business Day” means a day other than a Saturday or Sunday or any other day on which Agent or banks in New York are authorized to close.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, but excluding expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capitalized Lease” means any lease which is or should be capitalized on the balance sheet of the lessee thereunder in accordance with GAAP.

“Cash Collateral Account” means a deposit account of a domestic Loan Party Obligor which deposit account (a) is located in the United States at a bank satisfactory to Agent in its sole discretion, (b) is a segregated restricted account of a domestic Loan Party Obligor that is subject to a perfected first priority Lien in favor of Agent to secure the Obligations, (c) is subject to a Control Agreement in form and substance satisfactory to Agent, which restricts such domestic Loan Party Obligor’s access to the funds in such deposit account.

“Closing Date” means October 30, 2015.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and interests in property in or upon which a security interest, mortgage, pledge or other Lien is granted pursuant to this Agreement or the other Loan Documents, including all of the property of each Loan Party Obligor described in Section 3.1.

“Collateral Pledge Agreement” means that certain Collateral Pledge Agreement dated as of the date hereof by each Borrower, as pledgors and Agent, as pledgee.

“Collections” has the meaning set forth in Section 4.1.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit F hereto to be signed by an Authorized Officer of Borrower.

“Confidential Information” means confidential information that any Loan Party furnishes to Agent or any Lender pursuant to any Loan Document concerning any Loan Party’s business, but does not include any such information once such information has become, or if such information is, generally available to the public or available to Agent or any Lender (or other applicable Person) from a source other than the Loan Parties which is not, to Agent’s or the applicable Lender’s knowledge, bound by any confidentiality agreement in respect thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a Deposit Account).

“Covenant Testing Period” means the period commencing on the last day of the fiscal month of Borrower most recently ended prior to the occurrence of a Fixed Charge Test Commencement Date for which month Borrowers have delivered to Agent monthly financial statements of Solutions and its Subsidiaries, and continuing until the Termination Date has occurred.

“Curative Investment” means the net amount of common equity contributions or net proceeds of subordinated debt, in each case, on terms and conditions satisfactory to Agent, made by investors satisfactory to Agent to Borrowers in immediately available funds and which is designated “Curative Investment” by Borrower under Section 7.4 of this Agreement at the time it is contributed. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, or otherwise) shall not constitute Curative Investment.

“Current Assets” means, as at any date of determination, the total assets the Loan Parties and their Subsidiaries (other than cash and cash equivalents) which may properly be classified as current assets on a consolidated balance sheet of the Loan Parties and their Subsidiaries in accordance with GAAP.

“Current Liabilities” means, as at any date of determination, the total liabilities of the Loan Parties and their Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loan and the revolving loans under the ABL Loan Agreement) on a consolidated balance sheet of the Loan Parties and their Subsidiaries in accordance with GAAP.

“Default” means any event which with notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.1.

“Discharge of Priority ABL Indebtedness” has the meaning specified for “Discharge of Revolving Loan Debt” set forth in the Intercreditor Agreement.

“Disclosure Schedule” shall mean that certain Disclosure Schedule annexed hereto immediately following the signature page to this Agreement, as the same may be updated from time to time after the Closing Date.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount hereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by Agent or any Lender at such time that such amount could be converted into Dollars by Agent or such Lender according to prevailing exchange rates selected by Agent or such Lender.

“Dollars” or “$” means United States Dollars, lawful currency for the payment of public and private debts.

“E-Signature” means the process of attaching to or logically associating with an Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Approved Electronic Communication) with the intent to sign, authenticate or accept such Approved Electronic Communication.

“EBITDA” means, for the applicable period, for the Loan Parties on a consolidated basis, the sum of (a) Net Income, plus (b) Interest Expense deducted in the calculation of such Net Income, plus (c) federal, state, and local income taxes, whether paid, payable or accrued, deducted in the calculation of such Net Income, plus (d) depreciation expense deducted in the calculation of such Net Income, plus (e) amortization expense deducted in the calculation of such Net Income, plus (f) all non-cash losses, and any extraordinary losses, and extraordinary loss items from discontinued operations, in either case reflected in Net Income (other than write-downs of Collateral), including non-cash stock compensation expense, plus (g) to the extent deducted in the calculation of such Net Income, restructuring charges for such period, to the extent such costs and expenses are satisfactory to Agent in its Permitted Discretion and do not exceed $500,000 in any fiscal year, minus (g) all non-cash gains, and any extraordinary gains and extraordinary gain items from discontinued operations.

“Eligible M&E” means M&E of Borrower, that complies with each of the representations and warranties respecting Eligible M&E made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any due diligence information with respect to the Borrower’s business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by Agent from time to time after the Closing Date. An item of M&E shall not be included in Eligible M&E if:

(i)     it is not subject to a valid and perfected first priority Agent’s Lien,

(ii)     Borrower does not have good, valid, and marketable title thereto,

(iii)     Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(iv)     it is not located at one of the locations in the continental United States set forth in Section 1(c) of the Disclosure Letter (or in-transit from one such location to another such location),

(v)     it is in-transit to or from a location of Borrower (other than in-transit from one location set forth on Section 1(c) of the Disclosure Letter to another location set forth on Section 1(c) of the Disclosure Letter),

(vi)     it is “subject to” (within the meaning of Section 9-311 of the UCC) any certificate of title (or comparable) statute (unless Agent has a first priority, perfected Lien under such statute and Agent has possession and custody of such certificate),

(vii)     it does not meet, or is not under repair or held for repair for the purpose of meeting, in each case in all material respects, all applicable safety or regulatory requirements applicable to it by law for the use for which it is intended or for which it is being used,

(viii)     it is damaged, defective, inoperable, and/or out-of-service,

(ix)     it does not meet, or is not under repair or held for repair for the purpose of meeting, in each case in all material respects, all applicable requirements of all motor vehicle laws or other statutes and regulations established by any Governmental Authority then applicable to such Equipment, or is subject to any licensing or similar requirement,

(x)     it is located on real property leased by Borrower or in a contract warehouse, in each case, unless it is subject to a lien subordination and collateral access agreement (in form satisfactory to Agent in its Permitted Discretion) executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from equipment of others, if any, stored on the premises (provided, that, (i) during the period from the Closing Date until December 31, 2015, M&E located at 10901 North McKinley Drive, Tampa, FL 33612-6455 shall not be excluded under this clause (x) solely as a result of the failure to deliver a satisfactory collateral access agreement providing for a 120 day access period and (ii) from and after December 31, 2015, M&E located at 10901 North McKinley Drive, Tampa, FL 33612-6455 shall not be excluded under this clause (x) solely as a result of the failure to deliver a satisfactory collateral access agreement providing for a 120 day access period but Agent may impose a rent reserve against the Term Loan Borrowing Base equal to 4 months’ rent from and after December 31, 2015, which rent reserve will remain in effect until the date on which the Borrower obtains the landlord waiver in form and substance satisfactory to Agent; provided, however, that from and after the date that is 120 days before the expiration of the lease at 10901 North McKinley Drive, Tampa, FL 33612-6455 Great Rock may increase the rent reserve to an amount to equal the NOLV value of Equipment located at such location), or

(xi)     an appraisal of such M&E has not been completed by an appraiser acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion.

“Eligible Real Property” means the real property located at each of 2612 Howard St., Louisville, KY 40211 and 2820 West Broadway, Louisville, KY 40211. Any such real property shall not be included in Eligible Real Property if:

(i)     Technologies does not have good, valid, and marketable fee simple title thereto,

(ii)     it is not subject to a valid and perfected first priority Agent's Lien,

(iii)     it is not in good and marketable condition,

(iv)     it (or any portion thereof) is leased by Technologies to any Person,

(v)     it is subject to any agreement that limits, conditions or restricts Technologies’ or any of its Subsidiaries’ or Agent’s right to sell or otherwise dispose of such real property,

(vi)     it is not covered by title insurance on terms and subject to conditions reasonably acceptable to Agent with respect to the Agent’s Lien,

(vii)     it is not the subject of an environmental report reasonably acceptable to Agent,

(viii)     it is located in a flood plain and Technologies is not maintaining appropriate flood insurance with respect to such real property, or

(ix)     it is out of compliance with any zoning regulations.

“Equity Interests” means, with respect to a Person, all of the shares, options, partes sociales, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as in effect from time to time).

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code and section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Availability” means the amount, calculated at any date, equal to the difference of (A) the lesser of (x) the Maximum Revolving Facility Amount (as defined in the ABL Loan Agreement as in effect on the date hereof) less, during the Howard Reserve Period, a Reserve equal to the Howard Reserve Amount and (y) the Borrowing Base (as defined in the ABL Loan Agreement as in effect on the date hereof) minus Reserves (as defined in the ABL Loan Agreement as in effect on the date hereof), including, during the Howard Reserve Period, a Reserve equal to the Howard Reserve Amount, against the Borrowing Base (as defined in the ABL Loan Agreement as in effect on the date hereof), minus (B) the outstanding balance of all Revolving Loans (as defined in the ABL Loan Agreement as in effect on the date hereof) and the Letter of Credit Balance (as defined in the ABL Loan Agreement as in effect on the date hereof); provided that if any of the Loan Limits (as defined in the ABL Loan Agreement as in effect on the date hereof) for Revolving Loans (as defined in the ABL Loan Agreement as in effect on the date hereof) is exceeded as of the date of calculation, then Excess Availability shall be zero. For the avoidance of doubt, during the Howard Reserve Period, Excess Availability shall be calculated at all times after giving effect to the implementation of a Reserve equal to the Howard Reserve Amount.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to the Loan Parties and their Subsidiaries determined on a consolidated basis in accordance with GAAP the result of:

(i) EBITDA, minus

(ii) the sum of

(a) the cash portion of Interest Expense paid, and the cash portion of fees paid to Agent or the Lenders paid, during such fiscal period,

(b) the cash portion of income taxes paid during such period,

(c) all scheduled principal payments made in respect of the Term Loan during such period,

(d) the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the proviso to Section 1.8(a) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period,

(e) the excess, if any, of Net Working Capital at the end of such period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period); and

(f) pension contributions made during such period

; provided, however, that the foregoing to the contrary notwithstanding, under no circumstances shall all or any portion of the proceeds of any Permitted Sale-Leaseback Transaction constitute Excess Cash Flow.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); (b) in the case of a Non-U.S. Recipient (as defined in Section 9(e)), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Non-U.S. Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which Non-U.S. Recipient becomes a party to this Agreement or acquires a participation, except in each case to the extent that, pursuant to Section 9 amounts with respect to such Taxes were payable either to such Non-U.S. Recipient assignor (or the Lender granting such participation) immediately before such assignment or grant of participation; (c) United States federal withholding Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 9(e) (except where the failure to comply with Section 9(e) was the result of a change in law, ruling, regulation, treaty, directive, or interpretation thereof by a Governmental Authority after the date the Recipient became a party to this Agreement or a Participant) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Excess Net Cash Proceeds” has the meaning specified therefor in the Side Letter.

“Extraordinary Receipts” means any cash or cash equivalents received by or paid to or for the account of any Loan Party not in the ordinary course of business, including amounts received in respect of foreign, United States, state or local tax refunds, purchase price adjustments, indemnification payments, pension plan reversions, business interruption insurance, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action or litigation; provided, however, that the foregoing to the contrary notwithstanding, under no circumstances shall all or any portion of the proceeds of any Permitted Sale-Leaseback Transaction constitute Extraordinary Receipts.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” means that certain Fee Letter, dated as of the date hereof, between Borrower and Agent.

“Fiscal Year” means the fiscal year of Borrower which ends on December 31 of each year.

“Fixed Charge Coverage Ratio” has the meaning set forth in Section (a) of Schedule E hereto.

“Fixed Charges” means, for the period in question, on a consolidated basis, the sum of (i) all principal payments scheduled or required to be made during or with respect to such period in respect of Indebtedness of the Loan Parties, plus (ii) all Interest Expense of the Loan Parties for such period paid or required to be paid in cash during such period, plus (iii) all federal, state, and local income taxes of the Loan Parties paid or required to be paid for such period, plus (iv) all cash distributions, dividends, redemptions and other cash payments made or required to be made during such period with respect to Equity Interests issued by any Loan Party.

“Fixed Charge Test Commencement Date” means the first day after the Closing Date upon which Borrowers’ Excess Availability is less than $4,000,000.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia, and that is a “controlled foreign corporation” within the meaning of Section 957 of the IRC with respect to which a Loan Party is a “US Shareholder” within the meaning of Section 951(b) of the IRC. Unless the context indicates otherwise, references to a Foreign Subsidiary shall be deemed to refer to a Foreign Subsidiary of Borrower.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination, in any case consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty”, “Guaranteed” or to “Guarantee”, as applied to any Indebtedness, liability or other obligation, means (i) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the ordinary course of business), of any part or all of such Indebtedness, liability or obligation, and (ii) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, liability or obligation by any means (including, the purchase of securities or obligations, the purchase or sale of property or services, or the supplying of funds).

“Guarantors” has the meaning set forth in the heading to this Agreement.

“Howard Reserve Amount” means $150,000.

“Howard Reserve Period” means the period commencing on the Closing Date and continuing until the Howard Release Date.

“Howard Release Date” means the earliest to occur of (a) the date on which Agent shall have confirmed to Borrower in writing that it has received a Phase II with respect to the real property located at 2612 Howard Street, Louisville, KY, the results of which report are clean and otherwise in form and substance satisfactory to Agent and (b) the date on which Agent shall have received in immediately available funds the payments required under Section 1.8(i) of this Agreement.

“Inactive Subsidiary” shall mean each of Systems and Marion but only so long as such Subsidiary does not (i) conduct any active business operations (including the operations of a holding company), (ii) have assets with a fair market value of $10,000 or more or (iii) own any Equity Interests of any Borrower or any other Subsidiary (except another Inactive Subsidiary) of any Borrower; provided that, notwithstanding anything to the contrary contained in any of the foregoing, no Subsidiary may be deemed to be an Inactive Subsidiary for any purpose under this Agreement if the fair market value of all of the assets of such Subsidiary, together with the fair market value of the assets of all other Inactive Subsidiaries of Borrower, shall exceed $50,000 at any one time in the aggregate.

“Indebtedness” means (without duplication), with respect to any Person, (i) all obligations or liabilities, contingent or otherwise, for borrowed money, (ii) all obligations represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (iii) all liabilities secured by any Lien on property owned or acquired, whether or not such liability shall have been assumed, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables which are not ninety days past the invoice date incurred in the ordinary course of business, but including the maximum potential amount payable under any earn-out or similar obligations), (vi) all Capitalized Leases of such Person, (vii) all obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and/or bankers’ acceptances, or in respect of financial or other hedging obligations, (viii) all equity interests issued by such Person subject to repurchase or redemption at any time on or prior to the Scheduled Maturity Date, other than voluntary repurchases or redemptions that are at the sole option of such Person, (ix) all principal outstanding under any synthetic lease, off-balance sheet loan or similar financing product, and (x) all Guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of others.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date among Agent, ABL Lender, and Borrower and each other Loan Party Obligor.

“Interest Expense” means, for the applicable period, for the Loan Parties on a consolidated basis, total interest expense (including interest attributable to Capitalized Leases in accordance with GAAP) and fees with respect to outstanding Indebtedness.

“Investment Property” means the collective reference to (a) all “investment property” as such term is defined in Section 9-102 of the UCC, (b) all “financial assets” as such term is defined in Section 8-102(a)(9) of the UCC, and (c) whether or not constituting “investment property” as so defined, all Pledged Equity.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.

“Issuers” means the collective reference to each issuer of Investment Property.

“Judgment Currency” has the meaning set forth in Section 6.3(b).

“Lender” has the meaning set forth in the Preamble of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning set forth in Section 2.4.

“Loan Documents” means, collectively, this Agreement and all notes, guaranties, security agreements, mortgages, certificates, landlord’s agreements, Lock Box and Blocked Account agreements, the Fee Letter, the Mortgages, the Side Letter, the Post-Closing Agreement, the Collateral Pledge Agreement, the Mexican Collateral Documents, the Officer Indemnification Agreement, the Subordinated Debt Subordination Agreements and all other agreements, documents and instruments now or hereafter executed or delivered by Borrower, any Loan Party, or any Other Obligor in connection with, or to evidence the transactions contemplated by, this Agreement.

“Loan Guaranty” means Section 8 of this Agreement.

“Loan Party” means, individually, Borrower, or any Subsidiary; and “Loan Parties” means, collectively, Borrower and all Subsidiaries.

“Loan Party Obligor” means, individually, Borrower, each Guarantor, or any Obligor (including the Mexican Loan Party Obligors) that is a Loan Party; and “Loan Party Obligors” means, collectively, Borrower and each Loan Party Obligor (including the Mexican Loan Party Obligors).

“Lock Box” has the meaning set forth in Section 4.1.

“M&E” means all Equipment (as defined in the UCC) (in each case, other than fixtures, rolling stock or any equipment subject to special perfection requirements under federal law).

“Material Adverse Effect” means any event, act, omission, condition or circumstance which, which individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on (i) the business, operations, prospects, properties, assets or condition, financial or otherwise, of any Loan Party Obligor, (ii) the ability of any Loan Party Obligor to perform any of its obligations under any of the Loan Documents, or (iii) the validity or enforceability of, or Agent’s or any Lender’s rights and remedies under, any of the Loan Documents.

“Material Contract” means has the meaning set forth in Section 5.18.

“Maturity Date” means the Scheduled Maturity Date (or if earlier the Termination Date), or such earlier date as the Obligations may be accelerated in accordance with the terms of this Agreement (including without limitation pursuant to Section 7.2).

“Maximum Lawful Rate” has the meaning set forth in Section 2.5.

“Maximum Liability” has the meaning set forth in Section 8.9.

“Mexican Collateral Documents” means the collective reference to the Non-Possessory Pledge Agreements, the Sypris Toluca Stock Pledge Agreement, the Sypris Mexico Equity Interest Pledge Agreement and the Mexican Mortgage.

“Mexican Loan Party Obligor” has the meaning set forth in Section 8.2.

“Mexican Mortgage” means that certain first priority Mexican Mortgage (Hipoteca en Primer Lugar y Grado de Prelación) that Sypris Mexico, as mortgagor (deudor hipotecario), creates in favor of the Agent, for its own benefit and on behalf and for the benefit of the Secured Parties (as defined in the Intercreditor Agreement), as mortgagee (acreedor hipotecario), over the Toluca Property.

“MNPI” has the meaning set forth in Section 10.11(h)(ii).

“Mortgage(s)” means (i) the Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of the date hereof on Technologies’ real property located at each of 2612 Howard St., Louisville, KY 40211 and 2820 West Broadway, Louisville, KY 40211 and (ii) the Mexican Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(i)     with respect to any sale or disposition by any Loan Party or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (a) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (x) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (y) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (b) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition, (c) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, and (d) all amounts that are set aside as a reserve (x) for adjustments in respect of the purchase price of such assets, (y) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (z) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (d) are (1) deposited into escrow with a third party escrow agent or set aside in a separate deposit account that is subject to a control agreement in favor of Agent, and (2) paid to Agent as a prepayment of the applicable Obligations in accordance with this Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(ii)     with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (a) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, and (b) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Income” means, for the applicable period, for Borrower individually or for the Loan Parties on a consolidated basis, as applicable, the net income (or loss) of Borrower individually or of the Loan Parties on a consolidated basis, as applicable, for such period, in each case of Borrower individually or of the Loan Parties on a consolidated basis, as applicable, for such period.

“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

“NOLV” means, as of any date of determination, with respect to Eligible M&E of any Person, the value of such Eligible M&E that is estimated to be recoverable in an orderly liquidation of such Eligible M&E, net of all associated costs and expenses of such liquidation, as determined based upon the most recent appraisal conducted by an appraiser acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion.

“Non-Paying Guarantor” has the meaning set forth in Section 8.10.

“Non-Possessory Pledge Agreements” means the collective reference to the Sypris Mexico Non-Possessory Pledge and the Sypris Toluca Non-Possessory Pledge.

“Non-U.S. Recipient” has the meaning set forth in Section 9(e)(ii).

“Notice of Borrowing” has the meaning set forth in Section 1.4.

“Obligations” means all the Term Loan, all Protective Advances, any other present or future advances or extensions of credit made hereunder, any other present or future debts, liabilities, interest (including any interest that accrues after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), fees, expenses (including any fees or expenses that accrue after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower or any Loan Party Obligor to Agent or any Lender, whether evidenced by this Agreement, any other Loan Document or otherwise whether arising from an extension of credit, guaranty, indemnification or otherwise, whether direct or indirect (including those acquired by assignment and any participation by Agent or any Lender in Borrower’s indebtedness owing to others), whether absolute or contingent, now existing or hereafter arising, whether due or to become due, and whether arising before or after the commencement of a proceeding under the Bankruptcy Code or any similar statute.

“Obligor” means any guarantor, endorser, acceptor, surety or other Person liable on, or with respect to, any of the Obligations or who is the owner of any property which is security for any of the Obligations, other than Borrower.

“Officer Indemnification Agreement” means the Officer Indemnification Agreement dated as of the Closing Date executed by Jeffrey T. Gill in favor of Agent.

“Organic Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation, incorporation deed, certificate of formation, certificate of limited partnership, by-laws (estatutos), operating agreement, limited liability company agreement, limited partnership agreement or other similar governance document of such Person.

“Other Obligor” means any Obligor other than any Loan Party Obligor.

“Other Taxes” means all present or future stamp, court or documentary, property, excise, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 10.10.

“Paying Guarantor” has the meaning set forth in Section 8.10.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, and any sections of the Code or ERISA related thereto that are enacted after the date of this Agreement.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Discretion” means a determination made by Agent in the exercise of reasonable (from the perspective of secured lender) business judgment.

“Permitted Indebtedness” means: (i) the Obligations; (ii) the Indebtedness existing on the date hereof described in Section 6 of the Disclosure Schedule; in each case along with extensions, refinancings, modifications, amendments and restatements thereof, provided, that (a) the principal amount thereof is not increased, (b) if such Indebtedness is subordinated to any or all of the Obligations, the applicable subordination terms shall not be modified without the prior written consent of Agent, and (c) the terms thereof are not modified to impose more burdensome terms upon any Loan Party; (iii) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $100,000 at any time outstanding; (iv) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (v) the Subordinated Debt owing by the Borrower in an aggregate amount not exceeding $5,500,000 (less the aggregate amount of any payments made thereon after the Closing Date) at any time outstanding and then solely to the extent the Subordinated Debt is subject to, and permitted by, the Subordinated Debt Subordination Agreement; (vi) so long as it is subject to the Intercreditor Agreement, the ABL Permitted Indebtedness; and (vii) so long as such Indebtedness is on terms and conditions satisfactory to Agent and subject to a subordination agreement in form and substance satisfactory to Agent, additional subordination indebtedness in an original principal amount not to exceed the sum of (y) up to $5,000,000 but only to the extent incurred to satisfy the funding requirement with respect to the Cash Collateral Account set forth in clause (e)(ii) of the definition of Permitted Sale-Leaseback Milestones (and actually deposited in such Cash Collateral Account) plus (z) up to $1,500,000, but only to the extent incurred and contributed as a Curative Investment pursuant to the terms of Section 7.4.

“Permitted Investments” means:

(i)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(ii)     marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least AA from Standard & Poor’s Ratings Services, a Division of the McGraw-Hill Companies, Inc. (“S&P”) or Aa from Moody’s Investors Service, Inc. (“Moodys”);

(iii)     investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 from S&P or P-2 from Moody’s;

(iv)     investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, or by any Lender which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(v)     fully collateralized repurchase agreements with a term of not more than 120 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition; and

(vi)     money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated at least AA by S&P or Aa by Moody’s and (iii) have portfolio assets of at least $1,000,000.000.

“Permitted Liens” means (a) purchase money security interests in specific items of Equipment securing Permitted Indebtedness described under clause (c) of the definition of Permitted Indebtedness; (b) Liens disclosed in Section 7 of the Disclosure Schedule; provided, however, that to qualify as a Permitted Lien, any such Lien described in Section 7 of the Disclosure Schedule shall only secure the Indebtedness that it secures on the Closing Date and any permitted refinancing in respect thereof; (c) liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained, provided the same have no priority over any of Agent’s security interests; (d) liens of materialmen, mechanics, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained; (e) liens which constitute banker’s liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker’s liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to any Loan Party); (f) cash deposits or pledges of an aggregate amount not to exceed $10,000 to secure the payment of worker’s compensation, unemployment insurance, or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business and (g) so long as they are subject to the Intercreditor Agreement, the ABL Permitted Liens to secure the ABL Permitted Indebtedness.

“Permitted Sale-Leaseback Milestones” has the meaning specified therefor in the Side Letter.

“Permitted Sale-Leaseback Transaction” means the sale or other disposition of the Toluca Property by Sypris Technologies Mexico, S. de R.L. de C.V. in a sale-lease back transaction in which the following conditions are satisfied: (i) such sale or other disposition is for fair market value and provides for Net Cash Proceeds of not less than $9,000,000 to be payable to such Mexican Loan Party Obligor on the closing date, (ii) such Mexican Loan Party Obligor leases back such real property at fair market value, (iii) such sale or other disposition is to a Person that is not an Affiliate of a Loan Party, and (iv) each of the Permitted Sale-Leaseback Milestones have been satisfied with respect to such sale.

“Permitted Source” has the meaning specified therefor in the Side Letter.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government or any agency or political division thereof, or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any such plan to which any Loan Party (or with respect to any plan subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate) is required to contribute on behalf of any of its employees.

“Pledged Equity” means the Equity Interests listed on Sections 1(f) and 1(g) of the Disclosure Schedule, together with any other equity interests, certificates, options, or rights or instruments of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Loan Party Obligor while this Agreement is in effect, and including, without limitation, to the extent attributable to, or otherwise related to, such pledged equity interests, all of such Loan Party Obligor’s (i) interests in the profits and losses of each Issuer, (ii) rights and interests to receive distributions of each Issuer’s assets and properties, and (iii) rights and interests, if any, to participate in the management or each Issuer related to such pledged equity interests.

“Post-Closing Agreement” means that post-closing agreement dated as of the date hereof by and among Agent, the Lender, Borrower and the Loan Party Obligors.

“Pro Rata Share” means with respect to all matters as to a particular Lender, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders.

“Protective Advances” has the meaning set forth in Section 1.3.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries that is in deposit accounts or in securities accounts, or any combination thereof, and which such deposit account or securities account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Recipient” means Agent, any Lender, Participant, or any other recipient of any payment to be made by or on account of any Obligation of any Loan Party under this Agreement or any other Loan Document, as applicable.

“Register” has the meaning set forth in Section 10.9(a).

“Related Persons” means, with respect to any Person, each Affiliate and Approved Fund of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Release Date” means, with respect to the Cash Collateral Account, January 1, 2017.

“Released Parties” has the meaning set forth in Section 6.1.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

“Reserves” has the meaning set forth in Section 1.2.

“Restricted Accounts” means Deposit Accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations of Loan Parties (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll), in each case in the ordinary course of business, or (b) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan.

“Sale” has the meaning set forth in Section 10.8(b).

“Scheduled Maturity Date” means October 30, 2018.

“Secured Parties” has the meaning assigned to the term “Secured Parties” in the Intercreditor Agreement.

“Securities Act” means the Securities of Act of 1933, as amended.

“Senior Officer” means the current president, chief executive officer, global controller, chief financial officer, treasurer or assistant treasurer of any Loan Party Obligor.

“Side Letter” means that side letter dated as of the date hereof by and among Agent, the Lender, Borrower and the Loan Party Obligors.

“Stated Rate” has the meaning set forth in Section 2.5.

“Subordinated Debt” means that indebtedness evidenced by that certain Amended and Restated Promissory Note dated as of the date hereof and issued by Borrowers in favor of Gill Family Capital Management, Inc., a Delaware corporation in an original principal amount equal to $5,500,000.

“Subordinated Debt Documents” means the Subordinated Note and any other documents, instruments or agreements which evidence the Subordinated Debt or pursuant to which the Subordinated Debt was issued or is governed, in each case as amended, modified, supplemented or restated from the time to time, in accordance with the terms of this Agreement

“Subordinated Debt Subordination Agreement” means that certain Second Amended and Restated Subordination Agreement dated as of the date hereof between Agent and Gill Family Capital Management, Inc., a Delaware corporation.

“Subsidiary” means any corporation or other entity of which a Person owns, directly or indirectly, through one or more intermediaries, more than 50% of the capital stock or other equity interest at the time of determination. Unless the context indicates otherwise, references to a Subsidiary shall be deemed to refer to a Subsidiary of Borrower.

“Sypris Equity Plans” means that certain 2015 Sypris Omnibus Plan of Borrower regarding certain the compensation of certain directors, officers and other employees and consultants of Solutions and its Subsidiaries.

“Sypris Mexico Equity Interest Pledge Agreement” means the Equity Interest Pledge Agreement (Contrato de Prenda sobre Partes Sociales), to be entered into by and among Agent, acting in its own name and benefit and in the name and for the benefit of the Secured Parties (as defined in the Intercreditor Agreement), as pledgee, and Mexican Holdings, as pledgor, with the acknowledgement and consent of Sypris Mexico, pursuant to which, Mexican Holdings, as pledgor, shall create in favor of the Agent, in such capacity, as pledgee, a first priority pledge over the equity interest held by Mexican Holdings, representing 65% of the equity interest of Sypris Mexico.

“Sypris Mexico Non-Possessory Pledge” means the Non-Possessory Pledge Agreement (Contrato de Prenda sin Transmisión de Posesión), to be entered into by and between Agent, acting in its own name and benefit and in the name and for the benefit of the Secured Parties (as defined in the Intercreditor Agreement), as pledgee, and Sypris Mexico, as pledgor, pursuant to which, Sypris Mexico, as pledgor, shall create in favor of the Agent, in such capacity, as pledgee, a first priority non-possessory pledge over all of its movable assets used for the performance of its principal activities.

“Sypris Toluca Non-Possessory Pledge” means the Non-Possessory Pledge Agreement (Contrato de Prenda sin Transmisión de Posesión), to be entered into by and between the Agent, acting in its own name and benefit and in the name and for the benefit of the Secured Parties (as defined in the Intercreditor Agreement), as pledgee, and Sypris Toluca, as pledgor, pursuant to which, Sypris Toluca, as pledgor, shall create in favor of the Agent, in such capacity, as pledgee, a first priotity non-possessory pledge over all of its movable assets used for the performance of its principal activities.

“Sypris Toluca Stock Pledge Agreement” means the Stock Pledge Agreement (Contrato de Prenda sobre Acciones), to be entered into by and among the Agent, acting in its own name and benefit and in the name and for the benefit of the Secured Parties (as defined in the Intercreditor Agreement), as pledgee, and Mexican Holdings, as pledgor, with the acknowledement and consent of Sypirs Toluca, pursuant to which, Mexican Holdings, as pledgor, shall create in favor of the Agent, in such capacity, as pledgee, a first priotity stock pledge over the relevant stock held by Mexican Holdings, representing 65% of the capital stock of Sypris Toluca.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning set forth in Section 1.1.

“Term Loan Amount” has the meaning set forth in Section 1.1.

“Term Loan Borrowing Base” means, as of any date of determination, the result of:

(i)     the product of 85% multiplied by the NOLV (as set forth in the most recent equipment appraisal received by Agent from an appraisal company that is acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion) of Eligible M&E (such determination may, in Agent’s Permitted Discretion, be made separately as to different categories of Eligible M&E based upon the NOLV applicable to such categories) at such time, plus

(ii)     the lesser of (a) the product of 31% multiplied by the “fee simple go dark value” (as set forth in the most recent real property appraisal received by Agent from an appraisal company that is acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion) of Eligible Real Property, and (b) $2,250,000, minus

(b)     the aggregate amount of Reserves, if any, established by Agent under 1.2 of the Agreement.

“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule A to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination (i) prior to the funding of the Term Loan, the amount of such Lender’s Term Loan Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.

“Termination Date” means the date on which all of the Obligations have been paid in full in cash and all of each Lender’s lending commitments under this Agreement and under each of the other Loan Documents have been terminated.

“Toluca Property” means that certain real property owned by Sypris Mexico and located in Avenida Albert Einstein, Colonia Parque Industrial, Zona Industrial de Toluca, Estado de México and Industrias Quimicas 200, Zona Industrial, Toluca, Estado de Mexico, C.P. 50071.

“UCC” means, at any given time, the Uniform Commercial Code as adopted and in effect at such time in the State of New York or such other applicable jurisdiction.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and either Borrower or Agent shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent financial statements and other documents required under this Agreement and the other Loan Documents which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party Obligor at “fair value”, as defined therein.

Notwithstanding anything to the contrary contained in the paragraph above or the definitions of Capital Expenditures or Capitalized Leases, in the event of a change in GAAP after the Closing Date requiring all leases to be capitalized, only those leases (assuming for purposes of this paragraph that they were in existence on the Closing Date) that would constitute Capitalized Leases on the Closing Date shall be considered Capital Leases (and all other such leases shall constitute operating leases) and all calculations and deliverables under this Agreement or the other Loan Documents shall be made in accordance therewith (other than the financial statements delivered pursuant to this Agreement; provided that all such financial statements delivered to Agent in accordance with the terms of this Agreement after the date of such change in GAAP shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such change).

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. “Or” shall be construed to mean “and/or”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence for each performance obligation of the Loan Party Obligors under this Agreement and each Loan Document. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any agreement, instrument or document (i) shall include all schedules, exhibits, annexes and other attachments thereto and (ii) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise specified herein Dollar ($) baskets set forth in the representations and warranty, covenants and event of default provisions of this Agreement (and other similar baskets) are calculated as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement.

Schedule C

[RESERVED]

C-1

Schedule D

Provide Agent (with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Weekly (no later than the first Business Day of each calendar week)

(a) a (y) Borrowing Base Certificate and (z) Borrowing Base Certificate (as defined in the ABL Loan Agreement as in effect on the date hereof), together with a detailed calculation of Excess Availability (as defined under the ABL Loan Agreement) including the amount of outstanding Loans and Letters of Credit (as defined in the ABL Loan Agreement) as of such delivery date,

Monthly (no later than the 15th day of each fiscal month)

(b) a detailed report with respect to Borrower’s M&E together with a listing by category and location of M&E (delivered electronically in an acceptable format),

(c) a Borrowing Base Certificate,

(d) a detailed calculation of M&E of Borrower that is not eligible for the Term Loan Borrowing Base (delivered electronically in an acceptable format),

(e) a detailed aging, by total, of Borrower’s Accounts, together with a monthly Account roll-forward with respect to Borrower’s Accounts, in a format acceptable to Agent in its discretion, tied to the beginning and ending Account balances of Borrower’s general ledger (delivered electronically in an acceptable format), and

(f) a summary aging, by vendor, of each Loan Party’s accounts payable and any book overdraft and an aging, by vendor, of any held checks (delivered electronically in an acceptable format).

Monthly (no later than the 15 day of each fiscal month)

(g) a reconciliation of Accounts, trade accounts payable, M&E and Inventory of Borrower’s general ledger accounts to its monthly financial statements including any book reserves related to each category, and

(h) a monthly sales backlog report.

Quarterly	(i) a report regarding each Loan Party’s accrued, but unpaid, ad valorem taxes.
Bi-Annually (in January and in July of each calendar year)

(j) an updated Disclosure Schedule, true and correct in all material respects as of the date of delivery, accompanied by a certificate executed by an Authorized Officer of Borrower and substantially in the form of Exhibit F hereto (it being understood and agreed that no such update shall serve to cure any existing Event of Default, including any Event of Default resulting from any failure to provide any such disclosure to Agent on an earlier date or any breach of any earlier made representation and/or warranty).

D-1

Yearly (no later than the 120th day after the end of each Fiscal Year of Borrower)	(k) financial statements of each Other Obligor.
Upon request by Agent	(l) a detailed report regarding Parent’s, each Borrower’s, and each of each Borrower’s Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash, and
Promptly upon (but in no event later than two Business Days after) delivery or receipt, as applicable, thereof

(m) copies of any and all written notices (including notices of default or acceleration), reports and other deliveries received by or on behalf of any Loan Party from, or sent by or on behalf of any Loan Party to, any holder, agent or trustee with respect to the ABL Permitted Indebtedness or any or all of the Subordinated Debt (in such holder’s, agent’s or trustee’s capacity as such).

Upon request by Agent	(n) such other reports as to the Collateral or the financial condition of Borrower, and each of each Borrower’s Subsidiaries, as Agent may reasonably request.

D-2

Schedule E

Financial Covenants

(a)     Fixed Charge Coverage Ratio. During any Covenant Testing Period, Borrower shall not permit the ratio of (i) EBITDA for the 12 month period ending on the date set forth below, , minus unfinanced Capital Expenditures of Borrower on a consolidated basis for such period to (ii) Fixed Charges for such period to be less than the ratio set forth below for such date:

Date	Ratio

The 12 month period ending on the first day of a Covenant Testing Period and the last day of each 12 fiscal month period ending during any Covenant Testing Period (including the last day thereof)	1.0:1.0

E-1

Exhibit A

Form of NOTICE OF BORROWING

[letterhead of Borrower]

To:

Great Rock Capital Partners Management, LLC, as Agent
c/o Two Sigma Investments, LLC
101 Avenue of the Americas, 17th Floor
New York, NY 10013
Attention: Stuart Armstrong
Email: Armstrong@greatrockcapital.com and sarmstrong121@gmail.com

To:	Great Rock Capital Partners Management, LLC, as Agent 285 Riverside Avenue Westport, CT 06880 Attention: Stuart Armstrong Email: Armstrong@greatrockcapital.com and sarmstrong121@gmail.com

Ladies and Gentlemen:

Please refer to the Loan and Security Agreement dated as of [__________] (as amended, restated or otherwise modified from time to time, the “Loan Agreement”) among the undersigned, as Borrower, the Loan Party Obligors (as defined therein) party thereto, the lenders from time to time party thereto, and Great Rock Capital Partners Management, LLC, as Agent. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement. This notice is given pursuant to Section 1.4 of the Loan Agreement and constitutes a representation by Borrower that the conditions specified in Section 1.6 of the Loan Agreement have been satisfied. Without limiting the foregoing, (i) each of the representations and warranties set forth in the Loan Agreement and in the other Loan Documents is true and correct in all respects as of the date hereof (or to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct as of such earlier date), both before and after giving effect to the Loans requested hereby, and (ii) no Default or Event of Default is in existence, both before and after giving effect to the Term Loan requested hereby.

Borrower hereby requests that the Lenders made the Term Loan under the Loan Agreement as follows:

The Term Loan Amount is $[______________]. The requested borrowing date for the Term Loan (which is a Business Day) is [______________], [____].

Borrower has caused this Notice of Borrowing to be executed and delivered by its Authorized Officer thereunto duly authorized on [_____________].

Ex. A-1

[Borrower]

By:
Title:

Ex. A-2

Exhibit B

closing checklist

[Attached]

Ex. B-1

Exhibit C

[See attached]

Ex. C-1

Exhibit D

[RESERVED]

Ex. D-1

Exhibit E

FORM OF ACCOUNT DEBTOR NOTIFICATION

[Date]

via CERTIFIED MAIL, RETURN RECEIPT REQUESTED

[Account Debtor]
[Address]

Re:	Loan Transaction with Great Rock Capital Partners Management, LLC, as Agent

Ladies and Gentlemen:

Please be advised that we have entered into certain financing arrangements (along with any other financing agreements that we may enter into with any Lender in the future, the “Financing Arrangements”) with certain lenders (the “Lenders”) and Great Rock Capital Partners Management, LLC, as administrative agent for such Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), pursuant to which we have granted to Agent a security interest in, among other things, any and all Accounts and Chattel Paper (as those terms are defined in the Uniform Commercial Code) owing by you to us, whether now existing or hereafter arising.

You are authorized and directed to respond to any inquiries that Agent or its representatives may direct to you from time to time pertaining to the validity, amount, and other matters relating to such Accounts and Chattel Paper. In the event that Agent requests that payment for any Accounts and/or Chattel Paper be made directly to Agent, you are hereby authorized and directed to comply with such instructions, without further authorization or instruction from us.

This authorization and directive shall be continuing and irrevocable until all of the Financing Agreements have been terminated and all obligations owing thereunder by us have indefeasibly been paid in full in cash.

Very truly yours,

[BORROWER]

By:
Name:
Its:

CC:

Great Rock Capital Partners Management, LLC, as Agent
c/o Two Sigma Investments, LLC
101 Avenue of the Americas, 17th Floor
New York, NY 10013
Attention: Stuart Armstrong
Email: Armstrong@greatrockcapital.com and sarmstrong121@gmail.com

Ex. E-1

CC:	Great Rock Capital Partners Management, LLC, as Agent 285 Riverside Avenue Westport, CT 06880 Attention: Stuart Armstrong Email: Armstrong@greatrockcapital.com and sarmstrong121@gmail.com

CC:	Paul Hastings LLP 75 East 55th Street New York, NY 10022 Attention: Leslie A. Plaskon, Esq. Facsimile: (212) 230-5137

Ex. E-2

Exhibit F

FORM OF COMPLIANCE CERTIFICATE

[letterhead of Borrower]

To:

Great Rock Capital Partners Management, LLC, as Agent
c/o Two Sigma Investments, LLC
101 Avenue of the Americas, 17th Floor
New York, NY 10013
Attention: Stuart Armstrong
Email: Armstrong@greatrockcapital.com and sarmstrong121@gmail.com

To:	Great Rock Capital Partners Management, LLC, as Agent 285 Riverside Avenue Westport, CT 06880 Attention: Stuart Armstrong Email: Armstrong@greatrockcapital.com and sarmstrong121@gmail.com

CC:

Re: Compliance Certificate dated _______________

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement dated as of ______ __, 20__ (as amended, restated or otherwise modified from time to time, the “Loan Agreement”) by and among the undersigned, as Borrower, the Loan Party Obligors (as defined therein) party thereto, the lenders from time to time party thereto, and Great Rock Capital Partners Management, LLC, as Agent. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 5.15 of the Loan Agreement, the undersigned Authorized Officer of Borrower hereby certifies (solely in his capacity as an officer or Borrower and not in his individual capacity) that:

1.     The financial statements of Borrower for the ___ -month period ending _____________ attached hereto have been prepared in accordance with GAAP, and fairly present the financial condition of Borrower for the periods and as of the dates specified therein.

2.     As of the date hereof, there does not exist any Default or Event of Default.

3.     Borrower is in compliance with the applicable financial covenants contained in Section 5.26 of the Loan Agreement for the periods covered by this Compliance Certificate. Attached hereto are statements of all relevant facts and computations in reasonable detail sufficient to evidence Borrower’s compliance with such financial covenants, which computations were made in accordance with GAAP.

4. Attached hereto are statements of all relevant facts and computations in reasonable detail sufficient to calculate Borrower’s Excess Cash Flow, which computations were made in accordance with GAAP

Ex. F-1

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned Authorized Officer this ____ day of _______________, ______.

[BORROWER]

By:
Name:
Title:

Ex. F-2

Exhibit G

FORM OF ASSIGNMENT AND ASSUMPTION

[See attached]

Ex.-G